SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive additional Materials ☐ Soliciting Material Under Rule 14a-12	☐	Confidential for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

JACOBS ENGINEERING GROUP INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2014

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

155 North Lake Avenue

Pasadena, California 91101

December 16, 2013

To Our Shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. The Annual Meeting will be held on Thursday, January 23, 2014, at 12:00 p.m., local time, at our headquarters located at 155 North Lake Avenue, Pasadena, California 91101.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2014 Annual Meeting of Shareholders and Proxy Statement.

In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2013, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2013 Annual Report on Form 10-K on the Company’s website at www.jacobs.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See “About the Annual Meeting—How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael S. Udovic
Vice President and Secretary

JACOBS ENGINEERING GROUP INC.

155 North Lake Avenue

Pasadena, California 91101

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 23, 2014

The Proxy Statement and accompanying Annual Report to Shareholders are available at http://materials.proxyvote.com/469814

TIME AND DATE	12:00 p.m., local time, on Thursday, January 23, 2014

LOCATION	Jacobs Engineering Group Inc. 155 North Lake Avenue, 10th Floor Pasadena, California 91101

ITEMS OF BUSINESS	1. Election of the five directors named in the Proxy Statement to hold office until the annual meeting specified as to each nominee;

2. Approval of an amendment to and restatement of the Company’s 1999 Stock Incentive Plan to increase the authorized number of shares by 4,250,000 and to make certain other changes;

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 26, 2014;

4. An advisory vote to approve the Company’s executive compensation;

5. Approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to declassify the Board of Directors; and

6. Any other business that may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on December 2, 2013 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

JACOBS ENGINEERING GROUP INC.

155 North Lake Avenue

Pasadena, California 91101

PROXY STATEMENT

We are providing these proxy materials in connection with the 2014 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the “Company”). This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2013 Annual Report on Form 10-K were first mailed to shareholders on or about December 16, 2013. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2014 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the five directors named in the Proxy Statement to hold office until the annual meeting specified as to each nominee;

2.	Approval of an amendment to and restatement of the Company’s 1999 Stock Incentive Plan to increase the authorized number of shares by 4,250,000 and to make certain other changes;

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 26, 2014;

4.	An advisory vote to approve the Company’s executive compensation;

5.	Approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to declassify the Board of Directors; and

6.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Juan José Suárez Coppel, John F. Coyne, Linda Fayne Levinson, Craig L. Martin, and Christopher M.T. Thompson as directors;

2.	For the approval of an amendment to and restatement of the Company’s 1999 Stock Incentive Plan to increase the authorized number of shares by 4,250,000 and to make certain other changes;

3.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 26, 2014;

4.	For the advisory resolution approving the Company’s executive compensation; and

5.	For approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to declassify the Board of Directors.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set December 2, 2013 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 131,761,924 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card or voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The approval of the amendment to and restatement of the 1999 Stock Incentive Plan requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote, provided that the total votes cast on the proposal, whether in favor, against, or in abstention, represent a majority of the shares entitled to vote. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

The approval of the proposal to declassify the Board of Directors must be approved by the affirmative vote of holders of not less than two-thirds of the total voting power of all outstanding securities entitled to vote in the ordinary election of directors of the Company voting together as a single class. Accordingly, this proposal must be approved by the affirmative vote of the holders of two-thirds of our outstanding common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. Similarly, when you vote electronically on the Internet and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors. Shareholders that vote by telephone must vote on each matter. In connection therewith, the Board of Directors has designated Craig L. Martin and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. Because of changes to these rules, the uncontested election of directors at a shareholder meeting is no longer considered a routine matter. Similarly, these rules have been changed to prohibit broker discretionary authority with respect to votes on executive compensation. Therefore, brokers do not have the discretion to vote on the uncontested election of directors or on any advisory vote regarding the Company’s executive compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a total fee of up to $30,000 plus reimbursement of expenses.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote electronically on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or a later-dated vote by telephone or electronically on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

Whom can I contact if I have questions or need assistance in voting my shares?

Please call MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect five directors to serve on the Board of Directors. The Company’s Bylaws currently provide for eleven directors. The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II, and III presently end at the annual meetings in 2015, 2016, and 2014, respectively. Classes I and III currently have four directors and Class II has three directors.

Four of the nominees to be voted upon at the Annual Meeting are in Class III. A fifth nominee, who is in Class I, will also be voted upon at this Annual Meeting in accordance with the Company’s Certificate of Incorporation as he was elected after the 2013 annual meeting by the Board of Directors to fill a newly created vacancy. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically, your shares will be voted for the election of the five nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated John F. Coyne, Linda Fayne Levinson, Craig L. Martin, and Christopher M.T. Thompson for election as Class III directors for three-year terms expiring at the 2017 annual meeting, and Juan José Suárez Coppel for election as a Class I director for a one-year term expiring at the 2015 annual meeting.

Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience, and other pertinent information.

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). The Company did not receive any shareholder nominations for director and thus the election of directors at the Annual Meeting will be an uncontested election. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR all Nominees.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENT TO AND RESTATEMENT OF THE JACOBS ENGINEERING GROUP INC. 1999 STOCK INCENTIVE PLAN

At the Annual Meeting, shareholders will be presented with a proposal to approve an amendment to and restatement of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated to date (the “Stock Incentive Plan”), to increase the number of shares of common stock reserved for issuance under the Stock Incentive Plan from 25,600,000 to 29,850,000, to extend the term by one year and to make certain ministerial changes. This increase of 4,250,000 shares represents approximately 3.23% of the Company’s outstanding shares of common stock as of December 2, 2013.

On November 21, 2013, the Board of Directors unanimously approved the amendment and restatement of the Stock Incentive Plan, subject to approval by the Company’s shareholders at the Annual Meeting. In order for the amendment and restatement of the Stock Incentive Plan to take effect, it must be approved by the Company’s shareholders. If this amendment and restatement is not approved by the Company’s shareholders, the version of the Stock Incentive Plan as in effect immediately prior to November 21, 2013 will continue to operate according to its terms.

The following table sets forth certain information about the Stock Incentive Plan together with the 1999 Outside Director Stock Plan, as amended (the “1999 Outside Director Plan”). No amendments to the 1999 Outside Director Plan have been proposed or will be voted upon at the Annual Meeting.

	Stock Incentive Plan	1999 Outside Director Plan	Total
Number of new shares being authorized*	4,250,000	0	4,250,000
Number of shares available for future awards at September 27, 2013*	5,099,632	140,125	5,239,757
Number of shares relating to outstanding stock options at September 27, 2013	4,356,712	249,500	4,606,212
Number of shares outstanding at September 27, 2013 relating to awards of restricted stock and restricted stock units	3,035,050	87,500	3,122,550
Maximum option term	10 Years	10 Years
Minimum exercise price (relative to the market value on date of grant)	100%	85%
Weighted average remaining term of outstanding options			5.721

*	Every share transferred under the Stock Incentive Plan pursuant to an award granted after September 28, 2012 (i) that is an option or stock appreciation right (“SAR”) will count as one share and (ii) that is other than an option or SAR will count as 1.92 shares.

The closing price of the common stock on the New York Stock Exchange (“NYSE”) on December 2, 2013 was $59.47 per share.

The potential dilution from the 4,250,000 share increase requested to be approved by stockholders is 2.9% as of September 27, 2013. If the potential share request is approved, the Company’s total potential dilution would increase from 8.7% as of September 27, 2013 to 11.6%. The Human Resource & Compensation Committee (the “HR&C Committee”) has considered this potential dilution level in the context of competitive data from its peer group, and believes that the resulting dilution levels would be within normal competitive ranges.

The Company manages its long-term dilution goal by limiting the number of shares subject to equity awards that it grants annually, commonly referred to as burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation plans, and is defined as the number of shares granted under the Company’s equity incentive plans divided by total common shares outstanding at the end of the year. Over the past three fiscal years, the Company’s annual burn rate has averaged 0.85% (1.02% in fiscal 2013). The HR&C Committee believes that this burn rate has been within the range granted by its peer companies and is reasonable from a competitive standpoint.

When considering the number of additional shares to add to Stock Incentive Plan, the HR&C Committee also reviewed, among other things, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the Stock Incentive Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 4,250,000 shares to be added to the Stock Incentive Plan, in combination with the remaining authorized shares and shares added back to the plan from forfeitures of awards granted under the Stock Incentive Plan, is expected to satisfy, assuming no significant acquisitions of other companies, the Company’s equity compensation needs for two years of similar levels of awards. The HR&C Committee is committed to effectively managing the number of shares reserved for issuance under the Stock Incentive Plan while minimizing shareholder dilution.

The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers are eligible to qualify for deductibility by the Company for federal income tax purposes. Accordingly, the Stock Incentive Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to the $1,000,000 deductibility cap under Section 162(m) of the Internal Revenue Code of 1986, as amended (such Section “Section 162(m)”), and such Code, the “Code”). There can be no guarantee, however, that amounts payable under the Stock Incentive Plan will be treated as qualified “performance-based compensation” under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Stock Incentive Plan, each of these aspects is discussed below, and approval of the Stock Incentive Plan itself will constitute approval of each of these aspects of the Stock Incentive Plan for purposes of the approval requirements of Section 162(m).

The complete text of the Stock Incentive Plan reflecting all amendments approved by the Board of Directors is attached hereto as Annex A to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex A.

Purpose of the Stock Incentive Plan

The purpose of the Stock Incentive Plan is to advance the long-term objectives of the Company and its Related Companies (defined below) by encouraging and enabling the acquisition of a financial interest in the Company by the employees of the Company and its Related Companies. In addition, the Stock Incentive Plan is intended to attract and retain employees and to align and strengthen their interests with those of the Company’s shareholders.

Assuming the levels of awards granted in fiscal 2013 continued into the future and based on the current terms of the Stock Incentive Plan, the Company would expect to have sufficient shares available under the Stock Incentive Plan for two years of similar levels of awards. If additional shares are not reserved for issuance under the Stock Incentive Plan, it would be more difficult for the Company to effectively attract and retain employees.

Administration

The Stock Incentive Plan is administered by the HR&C Committee, or any committee appointed by the Board of Directors that is composed solely of directors who are both non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and “Outside Directors” as defined in IRS guidance issued under Section 162(m) (the “Administering Committee”). The Administering Committee is authorized to approve all awards under the Stock Incentive Plan, to interpret the Stock Incentive Plan and the specific conditions and provisions of awards thereunder, to fix the forms and terms of incentive awards and times of issuance, to establish rules and regulations as it deems appropriate for the proper administration of the Stock Incentive Plan, including addressing unanticipated events (including any temporary closure of the stock exchange on which the Company is listed, disruption of communications or natural catastrophe). None of the members of the Administering Committee are eligible to receive awards under the Stock Incentive Plan. It is the policy of the Board of Directors that the composition of the Administering Committee be identical to that of the HR&C Committee.

Notwithstanding the foregoing, with respect to any award that is not intended to satisfy the conditions of Rule 16b-3 under the 1934 Act or Section 162(m) of the Code, and to the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Company’s common stock is traded, the Administering Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) to approve certain awards under the Stock Incentive Plan. Any such Subcommittee would have the full authority of the Administering Committee pursuant to the terms of the Stock Incentive Plan and would operate within guidelines and limitations established by the Administering Committee, including an express limitation on the total number of shares subject to awards that the Subcommittee may award. Under no circumstances may any such Subcommittee grant awards on terms more favorable than awards granted by the Administering Committee and no officer may designate himself or herself as the recipient of an award. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Administering Committee, and all actions by any such Subcommittee are reported to the Administering Committee on a regular basis.

Eligibility for Awards

In the discretion of the Administering Committee an award may be granted or awarded to any employee of the Company or a Related Company. The Company has about 66,000 employees, approximately 690 of whom received awards under the Stock Incentive Plan during fiscal 2013. A “Related Company” is any corporation or other business organization in which the Company owns, directly or indirectly, 50% or more (or, to the extent permitted by Section 409A of the Code, 20% or more) of the voting power of all classes of stock entitled to vote or the value of shares of all classes of stock at the time the award is made. In the course of its business, the Company sometimes obtains a 20% or more interest in such Related Companies pursuant to strategic alliances that it makes with other companies. As part of these strategic alliances the Company frequently furnishes some of its own employees to the Related Company. The purpose of granting equity awards to such employees is to retain their loyalty to the Company.

Plan Limitations

If this proposal is approved by the shareholders at the Annual Meeting, subject to adjustment as provided in this paragraph and “Adjustment of Awards Below,” the total number of shares that may be issued or transferred under the Stock Incentive Plan pursuant to awards may not exceed 29,850,000 shares. For this purpose, every share transferred pursuant to an award granted after September 28, 2012 (i) that is an option or SAR will count as one share and (ii) that is other than an option or SAR will count as 1.92 shares. The maximum number of shares that may be issued pursuant to incentive stock options under the Stock Incentive Plan is 29,850,000 (subject to adjustment as provided in “Adjustment of Awards Below”). In no event may an employee be granted awards that are intended to be “performance-based compensation” under Section 162(m) covering more than 1,000,000 shares in a single calendar year (subject to adjustment as provided in “Adjustment of Awards Below”) or that are denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period. Shares available for issuance under the Stock Incentive Plan may come from authorized but unissued shares, the Company’s treasury shares, or shares subject to an award that is forfeited, expired or settled for cash (in whole or part) to the extent of such forfeiture, expiration or cash settlement. If any awards granted prior to September 29, 2012 are forfeited, in whole or in part, new awards may be issued with respect to the shares covered by such prior awards. For purposes of determining the amount of shares that may be issued pursuant to such new awards, (1) forfeited options and SARs will be counted as one share per each share covered and awards other than options and SARs will be counted as 1.92 shares per each share covered, and (2) shares issued pursuant to such new award will count as either one share (if the award is an option or SAR) or 1.92 shares (if the award is other than an option or SAR). In the event that withholding tax liabilities arising from an award other than an option or SAR are satisfied by the withholding of shares by the Company, then the shares so withheld will again be available for awards under the Plan and will count as 1.92 shares for each share so tendered or withheld. The following shares will not be added to the shares authorized for issuance or transfer under the Stock Incentive Plan: (i) shares tendered by a participant in payment of the purchase price of an option; (ii) shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to options or SARs; (iii) shares subject to a SAR (that is, each SAR that is exercised shall reduce the number of shares available by one share); and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

Forms of Awards

The Stock Incentive Plan provides for the grant of the following types of awards:

Stock Options — The Company may grant nonqualified stock options and incentive stock options (“ISOs”) under the Stock Incentive Plan. The option price per share may not be less than 100% of the fair market value of one share on the date the option is granted; provided that in the case of ISOs granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company, the option price per share may be no less than 110% of the fair market value of one share on the date the option is granted. In addition, the total fair market value, determined on the date the ISO is granted, of shares for which ISOs first become exercisable by an optionee during any calendar year may not exceed $100,000.

The duration of an option will be determined by the Administering Committee, but may not exceed ten years from the date of its grant; provided that the term of an ISO granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company may not exceed five years from the date of its grant. ISOs must also comply with all other requirements of Section 422 of the Code.

In the event that on the last business day of the term of an option either (i) the exercise of the option (other than an ISO) is prohibited by applicable law, or (ii) shares may not be purchased or sold by certain participants due to a “black-out period” or a “lock-up” agreement, such term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period, or lock-up agreement.

The purchase price payable upon the exercise of an option is payable in full in cash or its equivalent, by tendering previously acquired shares, in the discretion of the Administering Committee, through any other method specified in an award agreement, or through any combination of the foregoing. In addition, withholding taxes due upon the exercise of nonqualified options may be satisfied in whole or in part by withholding shares of common stock otherwise issuable to the optionee. In no event may an option be exercised in a manner that would result in fractional shares of stock being issued.

Unless otherwise determined by the Administering Committee, upon a termination of employment: (i) due to retirement, Disability, or death, unvested options are forfeited and vested options may be exercised through the date specified in the employee’s award agreement; (ii) within two years following a Change in Control due to termination by the Company for any reason other than cause, death or Disability or by the employee for good reason, all options become immediately vested and exercisable through the earlier of the date specified in the employee’s award agreement or two years following the date of termination; and (iii) for reasons other than retirement, Disability, death or within two years following a Change in Control, including being employed at a Related Company in which the Company’s investment falls below 20%, or being transferred to a company in which the Company’s investment is less than 20%, unvested options are forfeited and vested options may be exercised through the earlier of the date specified in the employee’s award agreement or three months following the date of termination of employment. Capitalized terms are defined in the Stock Incentive Plan and those definitions are included under “Executive Compensation—Compensation under Various Termination Scenarios” below. “Change in Control” is also defined under “—Change in Control of the Company” below. If a participant dies after termination of employment, but before the expiration date specified in his or her award agreement, vested options must be exercised by the earlier of the date specified in the employee’s award agreement or the expiration date that applied to such participant immediately prior to his or her death. In the event a Change in Control occurs and options are not assumed and continued by the acquiring or surviving corporation in the transaction, all options become immediately vested and exercisable through the date of the Change in Control, provided that the employee is given at least 15 days’ notice of such termination and the opportunity to exercise outstanding options during such period.

Except as determined by the Administering Committee, options are not assignable or transferable other than by will or by the laws of descent and distribution, and during an optionee’s lifetime an option is only exercisable by such optionee of by his or her legal representative.

Stock Appreciation Rights — Under the Stock Incentive Plan, as amended and restated, the Company may grant SARs independent of or in connection with any award. The grant price per share may not be less than 100% of the fair market value of one share on the date of grant, or, if applicable, on the date the option is granted with respect to a SAR granted in tandem with an option.

The term of a SAR will be determined by the Administering Committee, but may not exceed ten years from the date of its grant. However, in the event that on the last business day of the term of a SAR either (i) the exercise of the SAR is prohibited by applicable law or (ii) shares may not be purchased or sold by certain participants due a “black-out period” or a “lock-up” agreement, such term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

SARs will become exercisable in such amounts and during such time periods as the Administering Committee in its sole discretion determines and provides in the award agreement that the Company enters into with the participant. Each SAR entitles the holder to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to the excess of the fair market value on the exercise date of one share over the grant price of the SAR, times the number of shares covered by the portion of the SAR so exercised. Unless otherwise provided in the award agreement, the Administering Committee will determine in its sole discretion whether payment will be made in cash, shares, or any combination thereof.

Unless otherwise determined by the Administering Committee, upon a termination of employment: (i) due to retirement, Disability, or death, unvested SARs are forfeited and vested SARs may be exercised through the date specified in the employee’s award agreement; (ii) within two years following a Change in Control due to termination by the Company for any reason other than cause, death or Disability or by the employee for good reason, all SARs become immediately vested and exercisable through the earlier of the date specified in the employee’s award agreement or two years following the date of termination; and (iii) for reasons other than retirement, Disability, death or within two years following a Change in Control, including being employed at a Related Company in which the Company’s investment falls below 20%, or being transferred to a company in which the Company’s investment is less than 20%, unvested SARs are forfeited and vested SARs may be exercised through the earlier of the date specified in the employee’s award agreement or three months following the date of termination of employment. If a participant dies after termination of employment, but before the expiration date specified in his or her award agreement, vested SARs must be exercised by the earlier of the date specified in the employee’s award agreement or the expiration date that applied to such participant immediately prior to his or her death. In the event a Change in Control occurs and SARs are not assumed and continued by the acquiring or surviving corporation in the transaction, all SARs become immediately vested and exercisable through the date of the Change in Control, provided that the employee is given at least 15 days’ notice of such termination and the opportunity to exercise outstanding SARs during such period.

Except as determined by the Administering Committee, SARs are not assignable or transferable other than by will or by the laws of descent and distribution.

Restricted Stock and Restricted Stock Units — The Company may award and issue restricted stock and/or restricted stock units to an employee. Restricted stock is common stock of the Company subject to certain restrictions on transfer. Restricted stock units are awards denominated in units of common stock which, subject to satisfaction of any vesting and/or other terms and conditions, entitle a recipient to the issuance of one share of common stock (or such equivalent value in cash) in settlement of the award.

Awards of restricted stock and/or restricted stock units may be subject to time-based and/or performance-based vesting conditions. Performance-based awards may be based on Qualifying Performance Criteria (as defined below) or any other criteria determined by the Administering Committee in its sole discretion. Unless otherwise provided in the award agreement, holders of restricted stock shall become shareholders of the Company and have all rights as shareholders from the date of grant, including the right to vote such shares and receive all distributions made with respect to such shares. Holders of restricted stock units shall have no voting rights with respect to such award, but shall otherwise have the rights specifically provided for in the award agreement with respect to such award. Dividends or other distributions that relate to a restricted stock or restricted stock unit award subject to performance-based vesting criteria will be subject to the same performance criteria as the underlying award.

Restricted stock and restricted stock unit awards have a minimum vesting period of not less than three years from the date of grant if subject only to time-based vesting conditions and not less than one year from the date of grant if subject to performance-based vesting conditions, subject in either case, at the Administering Committee’s discretion, to accelerated vesting in the event of death, Disability, retirement, or a Change in Control; provided, however, that these minimum vesting requirements will not be applicable to grants of up to 5% of the number of shares available for issuance on November 21, 2013.

Unless otherwise determined by the Administering Committee, upon a termination of employment: (i) due to retirement, unvested restricted stock and restricted stock units will be forfeited; (ii) due to Disability or death, the restrictions on unvested restricted stock and restricted stock units that are subject to time-based vesting conditions shall immediately lapse and such unvested restricted stock and restricted stock units shall become immediately vested; however, the restrictions on unvested restricted stock and restricted stock units that are subject to performance-based vesting conditions shall remain outstanding and such awards will continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period; (iii) within two years following a Change in Control due to termination by the Company for any reason other than cause, death or Disability or by the employee for good reason, the restrictions on all unvested restricted stock and restricted stock units shall immediately lapse and such unvested restricted stock and restricted stock units shall become immediately vested; provided, that any awards of restricted stock and/or restricted stock units that are subject to performance-based vesting criteria will be paid at a level based upon the Company’s actual performance as of the applicable termination; and (iv) for reasons other than retirement, Disability, death or within two years following a Change in Control, including being employed at a Related Company in which the Company’s investment falls below 20%, or being transferred to a company in which the Company’s investment is less than 20%, unvested restricted stock and restricted stock units are forfeited. In the event a Change in Control occurs and restricted stock and/or restricted stock units are not assumed and continued by the acquiring or surviving corporation in the transaction, the restrictions on all unvested restricted stock and restricted stock units shall immediately lapse and such unvested restricted stock and restricted stock units shall become immediately vested; provided, that any awards of restricted stock and/or restricted stock units that are subject to performance-based vesting criteria will be paid at a level based upon the Company’s actual performance as of the applicable Change in Control.

Except as determined by the Administering Committee, awards of restricted stock and/or restricted stock units are not assignable or transferable other than by will or by the laws of descent and distribution.

Incentive Bonus Awards — The Company may award incentive bonuses either alone or in addition to other awards. Incentive bonuses may be payable pursuant to one or more sub-plans or programs. Each incentive bonus will entitle the recipient to a future cash payment based on the achievement of one or more objectively-determined performance goals or criteria established for a performance period determined by the Administering Committee, which criteria may be based on financial performance and/or personal performance evaluations. The Administering Committee may specify to what extent an incentive bonus is intended to satisfy the requirements for “performance-based compensation” under Section 162(m), in which case such incentive bonus must be based on one or more Qualifying Performance Criteria (as defined below) selected by the Administering Committee and specified upon or prior to the grant of the incentive bonus. The effects of a termination of employment and/or a Change in Control with respect to incentive bonuses will be set forth in the applicable award agreement.

Qualifying Performance-Based Awards

The Administering Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) provided that, other than with respect to options or SARs, the performance criteria for an award or portion of an award that is intended by the Administering Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more qualifying performance criteria selected by the Administering Committee and specified at the time the award is granted. The performance criteria for any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) (“Qualifying Performance Criteria”) will be any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, or to a business unit or group of business units, or Related Company, measured either annually, at a single point in time in a performance period, as an average of values determined at various point in time during a performance period, or cumulatively over a period of years, on an absolute basis or relative to a pre-established target to previous years’ (or period’s) results or to a designated comparison group, or as a change in values during or between performance periods, in each case as specified by the Administering Committee: (i) revenues; (ii) earnings from operations, earnings before or after income taxes, earnings before or after interest, depreciation, amortization, or earnings before extraordinary or special items, earnings before income taxes and any provision for incentive bonuses; (iii) net earnings or net earnings per share of common stock (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on beginning, ending or average equity; (v) cash flow, cash flow from operations, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance, net cash or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

To the extent consistent with Section 162(m), the Administering Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with United States generally accepted accounting principles, as well as the cumulative effect of accounting changes, in each case as determined in accordance with United States generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements. The Administering Committee may also appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude the effects of any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) changes in tax law or other such laws or provisions affecting reported results, (4) reorganization and restructuring programs and (5) payments made or due under the Stock Incentive Plan or any other compensation arrangement maintained by the Company.

Awards for Employees Outside the U.S.

Employees of the Company and its Related Companies located outside the United States are eligible to receive awards under the Stock Incentive Plan. Since the laws, including tax laws and policies, of the countries where these employees are located may differ from those of the United States, the Stock Incentive Plan gives the Administering Committee the power to adopt special terms and conditions for awards being granted to employees outside the United States in order to comply with the laws, policies and customs of the countries involved. These special terms and conditions may be set forth in the award agreements with such employees, and the Administering Committee may approve, among other things, sub-plans or amendments, restatements or alternative versions of the Stock Incentive Plan as it deems appropriate to implement the special terms. However, the Stock Incentive Plan does not permit the Administering Committee to approve terms and conditions for awards that are inconsistent with the terms and conditions of the Stock Incentive Plan as then in effect.

Amendment of the Stock Incentive Plan

The Board of Directors may terminate, suspend, alter or amend the Stock Incentive Plan at any time subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Company’s common stock is traded; provided that the Board of Directors may not amend the Stock Incentive Plan in any manner that would violate Rule 16b-3 of the 1934 Act. The Board of Directors may not (except as described below under “Adjustment of Awards” or in connection with a Change in Control) without shareholder approval, cancel an option or SAR in exchange for cash when the exercise or grant price per share exceeds the fair market value of one share or take any action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Company’s common stock is traded, including a reduction of the exercise price of an option or the grant price of a SAR or the exchange of an option or SAR for another award. In addition, except as expressly authorized under the Stock Incentive Plan, the Board of Directors may not amend or terminate the Stock Incentive Plan in a manner that would impair the rights of a participant in any material respect under any award previously granted without such participant’s consent.

Adjustment of Awards

In the event of any merger, reorganization, consolidation, combination of shares or spin-offs, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the shares or the value thereof or otherwise, the Administering Committee or Board of Directors shall make appropriate adjustments and other substitutions, if any, as it deems equitable and appropriate, including adjustments in the number, class and kind of securities that may be delivered under the Stock Incentive Plan, the number of shares subject to any outstanding award and the option or exercise price, if any, thereof. Adjustments may provide for the elimination of fractional shares (that would otherwise become subject to the award) without payment.

Change in Control of the Company

A “Change in Control” for purposes of the Stock Incentive Plan means a change in control of such a nature that it would be required to be reported to the Securities and Exchange Commission (the “SEC”), and in any event will be deemed to have occurred if (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the Company, (ii) during any period of two consecutive years or less individuals who at the beginning of the period constituted all of the members of the Board of Directors fail to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period, (iii) the consummation of any merger or consolidation as a result of which the common stock would be changed, converted or exchanged for the shares of another corporation, any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, or (iv) the consummation of a merger or consolidation to which the Company is a party as a result of which persons who were shareholders of the Company immediately prior to the merger or consolidation will have beneficial ownership of less than 50% of the combined voting power for the election of directors of the surviving corporation following the merger or consolidation. However, in no such event will a Change in Control be deemed to have occurred if prior to the occurrence of any event that would otherwise cause a Change in Control the Board of Directors determines that such event will not constitute a Change in Control.

In the event an award is subject to Section 409A of the Code and a Change in Control would accelerate the timing of payment thereunder, then a “Change in Control” for purposes of that award shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Administering Committee.

Stock Incentive Plan Benefits

Because benefits under the Stock Incentive Plan will depend on the Administering Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of a share of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the amendment to and restatement of the Stock Incentive Plan is approved by the shareholders.

Effectiveness; Termination of Plan

The Stock Incentive Plan, as amended and restated, shall become effective upon its approval by the shareholders at the Annual Meeting, and shall terminate on November 15, 2023. If, however, the Stock Incentive Plan is not approved by shareholders at the Annual Meeting, then the Stock Incentive Plan, as in effect immediately prior to the Board of Director’s adoption of the amended and restated version on November 21, 2013, shall continue to exist and operate according to all of the terms and conditions of such prior version.

U. S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participating employees in connection with the Stock Incentive Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options — An employee will not recognize any income upon receipt of a nonqualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

Incentive Stock Options — An employee who receives an ISO will not recognize any income for federal income tax purposes upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of a share on the date of grant and the option exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

Stock Appreciation Rights — An employee will not recognize any income upon receipt of a SAR, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the SAR is exercised and cash or shares are transferred to the employee. The amount of such taxable income, in the case of a SAR, will be the difference, if any, between the grant price and the fair market value of the Company’s common stock on the date of exercise.

Restricted Stock — Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a proper and timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the employee may not claim a deduction with respect to the income recognized as a result of the election.

Generally, when an employee disposes of shares acquired under the Stock Incentive Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Restricted Stock Units — Employees who are granted restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and the Company will receive a corresponding deduction.

Incentive Bonus — Employees who are granted incentive bonus awards recognize taxable ordinary income at the time the award is paid in an amount equal to the amount so paid, and the Company will receive a corresponding deduction.

Potential Limitation on Deductions — As described above, special rules limit the deductibility of compensation paid to the chief executive officer and to each of the next three most highly compensated executive officers, other than the chief financial officer. Under Section 162(m), unless various conditions are met that enable compensation to qualify as “performance-based,” the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Stock Incentive Plan will be deductible under all circumstances.

Federal Income Tax Consequences to the Company — To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m).

Equity Compensation Plans of the Company

The following table presents certain information about the Company’s equity compensation plans as of September 27, 2013:

	Column A	Column B	Column C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A) (1)
Equity compensation plans approved by shareholders(2)	4,606,212	$52.33	7,925,846
Equity compensation plans not approved by shareholders	—	—	—

Total	4,606,212	$52.33	7,925,846

(1)	Of these shares, 5,239,757 shares are available for future awards under the Stock Incentive Plan and the 1999 Outside Director Plan.
(2)	The number of shares in Column A excludes purchase rights accruing under our two, broad-based, shareholder-approved employee stock purchase plans: the Stock Purchase Plan and the Global Employee Stock Purchase Plan (the “GESPP”). These plans give employees the right to purchase shares at an amount and price that are not determinable until the end of the specified purchase periods, which occurs monthly. Our shareholders have authorized a total of 27.8 million shares of common stock to be issued through the Stock Purchase Plan and the GESPP, which our Board of Directors voluntarily reduced by 1.2 million shares on July 26, 2001. The Board of Directors removed that reduction on November 20, 2008. From the inception of the Stock Purchase Plan and the GESPP through September 27, 2013, a total of 25.1million shares have been issued, leaving 2.7 million shares of common stock available for future issuance at that date.

The last reported sale of the common stock on the NYSE on December 2, 2013 was $59.47 per share.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to approve the amendment to and restatement of the Stock Incentive Plan, provided that the total votes cast on the proposal, whether in favor, against, or in abstention, represent a majority of the shares entitled to vote. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment to and restatement of the Stock Incentive Plan.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of September 26, 2014, and for the fiscal year then ending. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Company is not required to submit the selection of the independent registered public accounting firm to the shareholders for approval, but is doing so as a matter of good corporate governance. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2015 annual meeting.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending September 26, 2014. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending September 26, 2014.

PROPOSAL NO. 4 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the 1934 Act, the Board of Directors is providing the Company’s shareholders with an opportunity to provide an advisory vote related to executive compensation.

The HR&C Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers (or NEOs), as identified below under “Compensation Discussion and Analysis—Executive Summary.” Additional information regarding the HR&C Committee and its role is described below in “The Board of Directors and its Committees” and the “Compensation Discussion and Analysis” sections of this Proxy Statement and the related tables and narrative disclosure.

The Company’s executive compensation program is intended to promote recruitment and retention of key employees with exceptional abilities, and motivate performance critical to the success of the Company. Because of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. In this regard, because significant differences in compensation between executives can negatively affect retention, the Company limits the variability of compensation and provides retention-enhancing features in its programs.

The HR&C Committee’s compensation philosophy is to provide a compensation program for executives that:

•	Enables the Company to attract, motivate, and retain highly qualified executives by offering competitive compensation;

•

Rewards executives for superior annual performance through a performance-based cash incentive bonus program that, as further described in “Compensation Discussion and Analysis”, places a substantial component of pay at risk by providing that no bonus is payable until a predetermined financial return is met;

•	Delivers the majority of compensation through long-term, performance-based equity awards;

•	Provides retention and future performance incentives through the deferral of a portion of the annual incentive plan payouts and the use of long-term equity-based incentives;

•	Encourages executives to have an equity stake in the Company; and

•	Aligns the interests of the Company’s executives with shareholders’ interests.

The Company continued its strong performance during fiscal 2013. The Company posted an 11.6% increase in earnings to $423.1 million on revenues of $11.8 billion (an 8.5% increase in revenues over the prior year). Cash flow from operations was $448.5 million (a 49.6% increase over the previous year) and the Company’s year-end backlog was $17.2 billion (an 8.2% increase over the previous year). The Company’s financial condition at September 27, 2013 was also strong, as evidenced by cash of $1.3 billion, working capital of $2.2 billion, and a very low debt-to-equity ratio of 0.10-to-1. These positive developments were reflected in the Company’s one-year total shareholder return (“TSR”) as of September 30, 2013, which was 44% and the 54th percentile compared to the Company’s industry peer group (described in “Compensation Discussion and Analysis”), and the three-year TSR as of September 30, 2013, which was 15% and the 69th percentile compared to that peer group.

The Company’s compensation actions relating to fiscal 2013 were consistent with its philosophy of attracting, motivating, and retaining highly qualified executives in the competitive engineering and construction industry and maintaining a pay for performance culture in which incentives are tied to the Company’s short- and long-term performance. During 2013, the HR&C Committee evaluated alternative forms of incentive awards to support its compensation philosophy and, consistent with 2012, decided to use a mix of short- and long-term incentives tied to Company performance. The long-term incentive awards were split between options and performance share unit awards (“PSUs”). These PSUs use two metrics to determine payout: the Company’s TSR compared to that of an industry peer group; and the Company’s net earnings growth. The structure and terms of these awards are described in “Compensation Discussion and Analysis” below. In addition, as described in “Compensation Discussion and Analysis”, during 2013, the Company evaluated the composition of its comparator peer group that is used for analyzing executive compensation and for computing relative TSR for the PSUs, which resulted in the peer group being expanded by adding several companies and deleting one company that was acquired.

Other significant elements of the Company’s compensation program that continue to reinforce shareholder alignment, its long-term retention strategy and what the HR&C Committee considers best practices are the following:

•	The Company’s annual incentive compensation plan continues to provide for payout of earned bonuses over a three-year period, subject to a requirement of continued employment;

•	The Company does not grant and does not maintain any of the following for named executive officers:

•	severance or employment agreements,

•	tax reimbursements or gross-ups (other than tax equalization for expatriates or normal relocation expenses),

•	supplemental retirement plans, or

•	executive perquisites such as personal use of airplanes, Company-provided autos and/or auto allowances (except for expatriates), or club dues;

•	The Company has a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers;

•	The Company’s securities trading guidelines preclude the named executive officers from transactions involving puts or calls, short sales, and margin purchases or pledges of Company stock;

•

The ratio of the CEO’s total compensation (base pay, bonus, and long-term incentives) to that of the next highest paid named executive officer is not disproportionate (the ratio was approximately 2.7 to 1 for fiscal 2013); and

•	The HR&C Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the HR&C Committee.

The HR&C Committee believes that the 2013 executive compensation program has been appropriately designed to advance shareholder interests through effective performance-based incentives with multi-year retention features. At the 2012 and 2013 annual meetings, over 96% of shares voted were in favor of the advisory resolution concerning the compensation of the CEO and other named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in the Proxy Statements for those meetings. The HR&C Committee carefully considered these results and input received from shareholders and decided to continue with the same overall compensation program for fiscal 2013.

For these reasons and the others discussed in “Compensation Discussions and Analysis” below, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the NEOs, as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative disclosure in this proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect of the outcome of the advisory vote.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation.

PROPOSAL NO. 5 — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO DECLASSIFY THE BOARD

At the Annual Meeting, shareholders will be presented with a proposal to approve an amendment to Article 8 of the Company’s Certificate of Incorporation to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors. Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of our directors stand for election each year.

The Board considered arguments in favor of and against continuation of the classified board and decided to propose declassification. In its review, the Board considered the advantages of maintaining the classified Board structure in light of our current circumstances, including, among other things, that a classified Board structure promotes continuity of leadership, ensuring that, at all times, a majority of our Company’s directors have prior experience with, and knowledge of, the Company’s strategy, management and operations. The Board also assessed other benefits including the enhanced ability of the Company to recruit strong director candidates prepared to make a long-term commitment to the Company and its shareholders, and that classified boards provide protection against certain abusive takeover tactics allowing more time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the board in a single year. While the Board continues to believe that these are important considerations, the Board also considered potential advantages of declassification in light of our current circumstances, including the ability of shareholders to evaluate directors annually. Annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to shareholders, and a majority of the Company’s shareholders voted in favor of a precatory declassification proposal submitted by a shareholder at the 2013 annual meeting. After carefully weighing all of these considerations, the Board approved the proposed Amended and Restated Certificate of Incorporation attached to this Proxy Statement as Annex B, and recommended that the shareholders adopt this amendment by voting in favor of this proposal.

If the proposed amendment to the Certificate of Incorporation is approved, directors will be elected to one-year terms of office beginning at the Company’s 2015 annual meeting. Directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the Annual Meeting, would complete those three-year terms, and thereafter would be eligible for annual re-election. If the proposed measure is approved, following the 2017 annual meeting, the Board will be completely declassified and all directors will be subject to annual election to one-year terms. In addition, until the Board is completely declassified, any director appointed to fill a vacancy on the Board (other than a vacancy resulting from an increase in the size of the Board) will hold office until the next election of the class for which such director is chosen; thereafter, any director so appointed will hold office until the next annual meeting.

Under Delaware law, shareholders may remove directors of corporations with classified boards for cause. However, in Delaware, directors of corporations without classified boards may be removed with or without cause. In conjunction with the proposal to declassify our Board, the Company is also proposing to amend Article 8 of the Certificate of Incorporation to provide that any director or the entire Board may be removed with or without cause only after the Board is fully declassified. Prior to such time, removal of any director or the entire Board will continue to require cause.

The above description is qualified in its entirety by the actual text of the proposed Amended and Restated Certificate of Incorporation, which is set forth in Annex B.

Vote Required; Recommendation of the Board of Directors

Under the Certificate of Incorporation, the proposed amendment to the Certificate of Incorporation must be approved by the affirmative vote of holders of not less than two-thirds of the total voting power of all outstanding securities entitled to vote in the ordinary election of directors of the Company voting together as a single class. Accordingly, the approval of this proposal requires the affirmative vote of two-thirds of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal. If this proposal is approved, the proposed amendment will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Delaware and the Board will also amend the Company’s Bylaws to conform to the amendment to the Certificate of Incorporation.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment to the Certificate of Incorporation to declassify the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that the Audit, HR&C, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Majority voting in uncontested elections of directors;

•	Limits on the number of other public company boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Executive sessions of the Board of Directors wherein non-management directors meet as a group without the presence of management directors;

•	Conflicts of interests;

•	The role and responsibilities of the presiding director;

•	The requirement that the performance of the Chief Executive Officer be evaluated annually and reviewed by the non-management directors;

•	Significant change in professional occupation or employment of a director;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to participate in, continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Members of the Board of Directors;

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•	Code of Conduct.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board of Directors.

Similarly, the Company has established stock ownership guidelines for the Company’s senior management. Under these guidelines, members of senior management are expected to own common stock valued at between two to six times their base salary, depending upon their position in the Company. The guideline for the Chief Executive Officer is six times base salary. The guideline for Executive Vice Presidents is three times base salary, and the guideline for all other members of the senior management team is two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within three to five years of entering their respective positions. As of the end of fiscal 2013, the CEO’s stock ownership significantly exceeded the six times-base-salary multiple and the other named executive officers significantly exceeded their guideline of a three times-base-salary multiple.

Committee Charters

The Board of Directors has adopted formal charters for each of the following standing Committees:

•	The Audit Committee;

•	The HR&C Committee; and

•	The Nominating and Corporate Governance Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board of Directors, and assisting the Board in discharging its duties in supervising and governing the Company.

Availability of Documents

The full text of the Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Code of Conduct, Committee Charters, Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of any of the foregoing documents to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California 91101, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “—Committees of the Board of Directors—Nominating and Corporate Governance Committee.” For incumbent directors, the factors also include past performance on the Board of Directors and its Committees.

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2013 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since

John F. Coyne, Director. Mr. Coyne, retired and aged 63, was Chief Executive Officer, a member of the Board of Directors and Chair of the Executive Committee of Western Digital Corporation (“WD”), a global S&P 500 company, from January 2007 to January 2013. WD designs, develops, manufactures, and sells hard drives and solid state drives. Mr. Coyne joined WD in 1983 and has dedicated the majority of his career to WD, serving the company in many capacities around the globe. He had served as CEO of WD since January 2007 until his retirement in January 2013, and President from May 2006 to March 2012. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. A native of Dublin, Ireland, Mr. Coyne received his bachelor’s degree in mechanical engineering from the University College Dublin in 1971.

Mr. Coyne has over 30 years of experience in global high tech industry, including more than five years as President and CEO of WD. He has an extensive background in many parts of the globe in executive capacities in engineering, operations, sales and business management. He also has extensive experience overseeing talent acquisition, retention and development programs and identifying, overseeing and integrating merger and acquisition transactions. These skills, attributes and experiences qualify Mr. Coyne to add perspective and make a valuable contribution to the work of the Board of Directors

	III	2008

Name and Experience	Class	Director Since

Linda Fayne Levinson, Director. Ms. Fayne Levinson, age 71, is an experienced executive and corporate director. From 1997 until 2004, Ms. Fayne Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. Prior to that, Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc.; a Partner at Wings Partners, a Los Angeles based private equity firm; President of Fayne Levinson Associates, an independent consulting firm; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Fayne Levinson also serves as a member of the Boards of Hertz, Ingram Micro, Inc., NCR Corporation and The Western Union Company.

Ms. Levinson’s executive, consulting and investment career brings in-depth knowledge of business operations, strategy and technology to the Board of Directors. Her service on the boards of a number of global companies, including her service both as lead director, in one instance, and as chair of compensation committees, provides the Board insight regarding compensation strategies and other corporate governance matters, both of which are key areas of focus in today’s corporate environment

	III	1996

Craig L. Martin, President, Chief Executive Officer, and Director. Mr. Martin, age 64, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002, and became Chief Executive Officer in April 2006.

Mr. Martin brings a deep understanding of the Company’s business, industry, operations and strategic planning to the Board from his more than 15 years of experience with the Company and role as President and Chief Executive Officer. Having Mr. Martin serve on the Board also provides an open channel of communication between the Board and senior management

	III	2002

Christopher M.T. Thompson, Director. Mr. Thompson, age 65, was Chairman and Chief Executive Officer of Gold Fields Ltd., an international gold producer with over 50,000 employees and operations on five continents from 1998 to 2002. He was also Chairman of the World Gold Council from 2002 to 2005 and Chairman of Ram Power, a geothermal company with operations in California and Nicaragua, from October 2009 through November 2010. He founded and was Chief Executive Officer of Castle Group Ltd., an international investment company that helped support the development of new mines. He currently serves as a director on the boards of Golden Star Resources Ltd., Teck Resources Limited and a privately-held biotechnology company based in the U.S. Mr. Thompson holds a master’s degree in management studies from Bradford University, U.K., and a bachelor’s degree in law and economics from Rhodes University, South Africa. He is a member of the Board of Governors of the Colorado School of Mines.

Mr. Thompson has an extensive background in the mining industry, providing strong knowledge of and management and operational experience in this area to the Board, which is particularly valuable given the Company’s customers in this industry. Mr. Thompson also provides knowledge of the biotechnology industry, which is also important given the Company’s customers in that industry. His senior management level experience also brings to the Board additional perspective regarding the day to day operations of large organizations as well as corporate best practices

	III	2012

Name and Experience	Class	Director Since

Juan José Suárez Coppel, Director. Mr. Suárez, age 53, was General Director (Chief Executive Officer) of PEMEX, the national oil company of Mexico, from 2009 to 2012. Prior to his tenure as General Director, Mr. Suárez held other positions at PEMEX, including Chief Financial Officer from 2001 to 2006. He also served as Chief of Staff of Mexico’s Secretary of Finance and Public Credit in 2000 and 2001. In the private sector, Mr. Suárez was Co-Head of Equity Derivative Trading at Banamex from 1991 to 1995 and has held senior leadership positions at Grupo Televisa and Grupo Modelo; Mexico’s largest media company and largest brewer, respectively. Mr. Suárez also taught economics at several leading universities in Mexico, Europe and the United States. He is a graduate of the Instituto Tecnológico Autónomo in Mexico City, and earned his Ph.D. in economics from the University of Chicago.

Mr. Suárez provides strong expertise in the oil and gas industry, which is particularly valuable given the Company’s customers in this industry. He also brings extensive knowledge and experience in finance matters and his experience as an executive brings perspective on management and operational matters to the Board. His background in international operations also assists the Board in light of our of growing international presence

	I	2013

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 65, is the Principal and CEO of The Bronson Group, LLC, a consulting firm primarily engaged in the area of financial and operational consulting. In May 2011, he was appointed an Advisory Director to GCA/Savvian, LLC, a financial advisory firm based in San Francisco, California. From January 2009 to March 2010, he was the Chief Executive Officer of SVTC (Silicon Valley Technology Corporation), a provider of semiconductor wafer fabrication services to customers requiring product development manufacturing services. From August 2007 to October 2008, he was the President and Chief Operating Officer of Sanmina-SCI, a global electronics manufacturer. From 2004 to 2007, he was the co-Chief Executive Officer and Director of Form Factor, a global leader in advanced semiconductor wafer probe card technology for semiconductor product testing. Mr. Bronson was previously the Executive Vice President and Chief Financial Officer of Applied Materials, Inc., the global leader in semiconductor capital equipment. Mr. Bronson had a number of general management and executive positions with Applied spanning a career of 22 years. Mr. Bronson also currently serves on the Board of Directors of Maxim Integrated Products, Inc., a leading supplier of analog devices to semiconductor industry. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Trustee of Fairfield University and is Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. He is also a director of two private companies.

Mr. Bronson brings accounting expertise and familiarity with financial statements, financial disclosures, auditing and internal controls to the Board from his prior service as Chief Financial Officer. His senior management level experience at large publicly traded companies also brings to the Board additional perspective regarding the day to day operations of large organizations as well as corporate best practices

	I	2003

Name and Experience	Class	Director Since

Robert C. Davidson, Jr., Director. Mr. Davidson, age 68, is retired. Mr. Davidson served as the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provided surface protection products and services worldwide from 1978 to October 2007. He serves as a member of the Boards of Morehouse College (Chairman), Art Center College of Design (Chairman), Cedars-Sinai Medical Center (Vice Chair of Audit Committee), Broadway Federal Bank, f.s.b. (Chairman of Compensation Committee), and the University of Chicago Graduate School of Business Advisory Council. He received a Bachelor of Arts degree from Morehouse College and an MBA in Marketing and Finance from the University of Chicago.

Mr. Davidson brings strong leadership and knowledge and experience of strategic and financial matters to the Board from his founding and building private companies, his almost 30-year career at Surface Protection Industries, Inc., and his prior service as a chief executive officer and chairman. He also brings to the Board important knowledge of public company governance through his service on multiple public company boards, including service on compensation committees

	II	2001

Ralph E. Eberhart, Director. General Eberhart, age 66, currently serves as Chairman and President of the Armed Forces Benefit Association, a 400,000 member organization. He is a former General Officer of the United States Air Force. A graduate of the United States Air Force Academy, General Eberhart held numerous high-level command and staff positions within the Air Force over his 36-year career. He served as Commander of the North American Aerospace Defense Command (NORAD) on 9/11, and in the aftermath of 9/11, he was selected as the first Commander of the U.S. Northern Command. He also served as Commander of Air Combat Command and U.S. Space Command. He serves on the boards of Rockwell Collins, Triumph Group, Inc. and VSE Corporation.

General Eberhart brings valuable leadership and management skills developed through his military service. His 36-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts

	II	2012

Edward V. Fritzky, Director. Mr. Fritzky, age 63, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures, and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company.

Mr. Fritzky provides strong knowledge of and management and operational experience in the biotechnology and pharmaceutical industries to the Board, which is particularly valuable given the Company’s customers in these industries. He also brings to the Board important knowledge of public company governance through his past service as a Board member of Immunex, Amgen, SonoSite, and Geron Corporation

	II	2004

Name and Experience	Class	Director Since

Peter J. Robertson, Director. Mr. Robertson, age 66, is retired. Mr. Robertson was Vice Chairman of the Board for Chevron Corporation, one of the world’s largest energy companies, until April 1, 2009. He joined Chevron in 1973 and over his 36 year career he had a wide variety of responsibilities including directing Chevron’s worldwide exploration and production and global gas businesses, corporate strategic planning, policy, government and public affairs. He was also Chief Financial Officer of Chevron USA. He is an independent senior adviser with Deloitte LLP, a non executive director of SASOL Limited and an advisory director of Campbell-Lutyens. He is co-chairman of the US Saudi Arabian Business Council and chairman of the World Affairs Council of Northern California. He is a past chairman of the US Energy Association. A native of Edinburgh, Scotland, he holds a Bachelor of Science degree in Mechanical Engineering from the University of Edinburgh and an MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar.

Mr. Robertson brings vital knowledge and experience to the Board in the oil and gas industry from his over 36-year career at Chevron Corporation, which is particularly important given the number of Company customers in the energy and refining sector. He also brings valuable international experience in developed and developing countries from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has important accounting know-how and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA

	I	2009

Noel G. Watson, non-executive Chairman of the Board and Director. Mr. Watson, age 77, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002. Mr. Watson serves on the Board of Directors of GT Solar International Inc.

Mr. Watson brings a deep understanding of the Company’s business, industry and operations to the Board from his over 40-year career at the Company. In addition, as the longest-tenured Board member, he serves as a valuable resource of institutional knowledge

	I	1986

Meetings of the Board of Directors

The Board of Directors holds six regularly scheduled meetings each year and may hold additional meetings from time to time as the Board of Directors deems necessary or desirable. The Board of Directors held seven meetings during fiscal 2013. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of shareholders. All directors then on the Board of Directors attended the 2013 annual meeting of shareholders.

During fiscal 2013, the non-management members of the Board of Directors met in executive sessions without management present at all of its regularly held meetings. The Board of Directors expects to continue this practice in fiscal 2014. The director serving as the presiding director at these executive sessions rotates on a bi-annual basis among the chairs of the various Committees of the Board of Directors. It previously rotated on an annual basis. No director may serve as the presiding director for more than two consecutive years. Currently, Mr. Fritzky, the Chair of the Nominating and Corporate Governance Committee, is the presiding director. Following the annual meeting in 2015, it is expected that the Chair of the Audit Committee will begin serving as the presiding director and, following the annual meeting in 2017, the Chair of HR&C Committee will begin serving as the presiding director.

Compensation of Directors for Fiscal 2013

The Company pays non-management directors a cash retainer in the amount of $88,000 per year. Each non-management director also receives an annual award of 1,500 restricted stock units, an annual award of an option to purchase 3,500 shares of the Company’s common stock on the first day of March of each year (the “annual grant”), and, upon his or her election to the Board of Directors, an option to purchase 4,000 shares of the Company’s common stock on the first day of the month following the date he or she is first elected to the Board of Directors (the “appointment grant”). Directors who are also members of management are not separately compensated for their services as a director.

Each of the equity awards described above is made pursuant to the 1999 Outside Director Plan. Each director option grant vests and becomes exercisable in four equal annual installments commencing on the first anniversary of the grant date. Each director restricted stock unit grant vests in full six months after the grant date; however the award is not settled by issuance of the underlying shares until the director’s retirement from the Board of Directors. In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both the annual grants and the appointment grants are equal to the average of the Fair Market Values (as defined in the 1999 Outside Director Plan) of a share of common stock for the ten trading days ending on the second trading day prior to the date for which the grant price is being determined, but in no event less than eighty-five percent (85%) of the Fair Market Value of a share of common stock on the date the grant price is being determined.

The table below sets forth the compensation paid (or credited) to each of the Company’s non-management directors during fiscal 2013.

Name		Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)		Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Joseph R. Bronson		88,000		72,000	62,912		—	—		222,912
Juan José Suárez Coppel		49,900		—	79,703	(5)	—	—		129,603
John F. Coyne		88,000		72,000	62,912		—	—		222,912
Robert C. Davidson, Jr.		88,000		72,000	62,912		—	—		222,912
Ralph E. Eberhart		95,333	(6)	72,000	125,210	(7)	—	—		292,543
Edward V. Fritzky		88,000		72,000	62,912		—	—		222,912
Linda Fayne Levinson		88,000		72,000	62,912		—	—		222,912
Benjamin F. Montoya	(8)	22,000		—	—		—	—		22,000
Peter J. Robertson		88,000		72,000	62,912		—	—		222,912
Christopher M.T. Thompson		84,333		72,000	124,307	(9)	—	—		280,640
Noel G. Watson		88,000		72,000	62,912		127,303	300,000	(10)	650,215

(1)	Represents fees earned during fiscal 2013.
(2)	Represents the grant date fair value of the grants of restricted stock units under the 1999 Outside Director Plan during the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). A grant of restricted stock units relating to 1,500 shares of common stock was made to each then-sitting non-management director on March 1, 2013 and was based on a grant date fair value of $48.00 per share (market price on the date of grant), with a total fair value of $72,000. The aggregate number of shares of restricted stock and restricted stock units outstanding at September 27, 2013 for each director was as follows: J. Bronson—15,500; J. Suárez—0, J. Coyne—6,500; R. Davidson—19,500; R. Eberhart—1,500; E. Fritzky—13,500; L. Levinson—21,500; P. Robertson—4,500; C. Thompson—1,500; and N. Watson—3,500.

(3)	Represents the grant date fair value of options granted under the 1999 Outside Director Plan during the fiscal year in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2013 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. A grant of options relating to 3,500 shares of common stock was made to each then-sitting non-management director on March 1, 2013 and was based on a grant date fair value of $17.9749 per share, with a total fair value of $62,912. The aggregate number of options outstanding at September 27, 2013 for each director was as follows: J. Bronson—27,125; J. Suárez—4,000; J. Coyne—23,000; R. Davidson—34,000; R. Eberhart—7,500; E. Fritzky—42,000; L. Levinson—39,000; B. Montoya—7,000; P. Robertson 18,000; C. Thompson—7,500; and N. Watson—10,500.
(4)	Represents interest credited under the Company’s deferral plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(5)	In accordance with the terms of the 1999 Outside Director Plan, Mr. Suárez received an appointment grant on April 1, 2013 of options to purchase 4,000 shares of common stock. The grant was based on a grant date fair value of $19.9257 per share, with a total fair value of $79,703. The assumptions used in the Black-Scholes option-pricing model were: 0% dividend yield, 36.84% expected volatility, 0.95% risk-free interest rate, and 5.82 years of expected term of options.
(6)	Of this amount, $7,333 was paid for service on the Board for fiscal 2012.
(7)	In addition to the grant of options received on March 1, 2013, Mr. Eberhart also received an appointment grant on October 1, 2012 of options to purchase 4,000 shares of common stock in accordance with the terms of the 1999 Outside Director Plan. The October 1, 2012 option grant was based on a grant date fair value of $15.5745 per share, with a total fair value of $62,298. The assumptions used in the Black-Scholes option-pricing model were: 0% dividend yield, 39.83% expected volatility, 0.79% risk-free interest rate, and 5.82 years of expected term of options.
(8)	Admiral Benjamin F. Montoya did not stand for re-election at the 2013 annual meeting of shareholders.
(9)	In addition to the grant of options received on March 1, 2013, Mr. Thompson received an appointment grant on December 1, 2012 of options to purchase 4,000 shares of common stock in accordance with the terms of the 1999 Outside Director Plan. The December 1, 2013 grant was based on a grant date fair value of $15.3488 per share, with a total fair value of $61,395. The assumptions used in the Black-Scholes option-pricing model were: 0% dividend yield, 38.80% expected volatility, 0.79% risk-free interest rate, and 5.82 years of expected term of options.
(10)	Represents consulting fees earned during fiscal 2013.

Independence of Directors

The Board of Directors has adopted Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each of Ms. Fayne Levinson and Messrs. Bronson, Coyne, Davidson, Fritzky, Robertson, Suárez and Thompson, and General Eberhart is, and Admiral Montoya was, independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated the NYSE’s tests.

In addition, as further required by the NYSE’s listed company manual and the Company’s independence guidelines, the Board of Directors has made an affirmative determination that, other than in respect of their positions as directors and as described below for Messrs. Coyne, Robertson and Suárez, no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent. Until January 2013, Mr. Coyne was the President and Chief Executive Officer of Western Digital Corporation, which is one of the Company’s clients. The payments by Western Digital Corporation to the Company for any fiscal year have been and are expected to continue to be substantially less than one percent of the consolidated gross revenues of Western Digital Corporation and have been and will largely consist of pass through costs relating to subcontract labor or third-party materials and equipment. Mr. Robertson is on the board of directors of the US-Saudi Arabian Business Council, an organization of business leaders to which the Company has made an aggregate of approximately $8,000 in cash contributions over the past five years. Prior to his joining the Board, Mr Suárez was employed by Petróleos Mexicanos (“PEMEX”), one of the Company’s clients. He served most recently as the General Director (chief executive officer) of PEMEX until his retirement effective in December 2012 which was prior to joining the Board of Directors. The payments by PEMEX to the Company for any fiscal year have been and are expected to continue to be substantially less than one percent of the consolidated gross revenues of PEMEX. During his time with PEMEX, Mr. Suárez had no involvement in PEMEX’s business relationship with the Company. After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise Mr. Coyne’s, Mr. Robertson’s, or Mr. Suárez’s independence.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chairman and Chief Executive Officer in any manner after consideration of relevant factors at the time of the decision. Currently, the Board is led by a non-executive Chairman, Mr. Watson, the former Chief Executive Officer of the Company. The Board has determined that having Mr. Watson serve as Chairman provides significant advantages to the Board, as it allows the Board to benefit from his prior experience and knowledge of the Company’s business and affairs and also facilitates communications and relations between the Board, the Chief Executive Officer and other senior management. Because the Board also believes that strong independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of presiding director. As discussed above, the presiding director rotates on an bi-annual basis among the chairs of the various committees, with no director serving as presiding director for more than two consecutive years. The presiding director chairs the Board meetings during all executive sessions.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. In addition, the independent directors discuss risk management during executive sessions without management present.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. The Audit Committee also reviews potential violations of the Company’s various codes of ethics and related corporate policies. The HR&C Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs, as discussed in greater detail under “Compensation Discussion and Analysis—Compensation Risk Assessment” below.

Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant Committee or the Board, as appropriate, including monthly reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its Committees.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board of Directors on internal and external audit matters affecting the Company and is responsible for the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The members of the Audit Committee are Messrs. Bronson (Chair), Robertson and Thompson. Mr. Fritzky served on the Audit Committee until January 24, 2013. The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet or met the Company’s Independence Guidelines, the independence standards of Section 303A.02 of the NYSE listed company manual, Rule 10A-3 under the 1934 Act and are or were “financially literate” as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee are or were “audit committee financial experts” under Item 407(d)(5) of Regulation S-K. The Board of Directors made this determination based on the respective qualifications and business experience of each of the members, as briefly described above. During fiscal 2013, the Audit Committee held eight meetings. Further information regarding the Audit Committee is set out in the “Report of the Audit Committee” below.

Human Resource and Compensation Committee — The HR&C Committee establishes, recommends, and governs all compensation and benefits policies for executive officers, including individual components of total remuneration, goals, and performance criteria for incentive compensation plans, short- and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its subcommittee, all equity-based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The members of the HR&C Committee are Ms. Levinson (Chair), Mr. Coyne, and General Eberhart. Admiral Montoya served on the HR&C Committee until January 24, 2013. The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet or met the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2013, the HR&C Committee held five meetings.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, no member of the HR&C Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company’s Board of Directors or on the HR&C Committee.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles, and guidelines, including, but not limited to, the appropriate size, function, and needs of the Board. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and skills, international background, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. During fiscal 2013, the Nominating and Corporate Governance Committee engaged a third-party search firm to assist in identifying potential directors. That firm recommended Mr. Suárez as a new director. Once potential candidates are identified, including those candidates nominated by shareholders, the Chair of the Nominating and Corporate Governance Committee, the non-executive Chairman of the Board, and the CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The members of the Nominating and Corporate Governance Committee are Mr. Fritzky (Chair), Mr. Davidson, and Mr. Suárez. Ms. Levinson and Mr. Robertson served on the Nominating and Corporate Governance Committee until January 24, 2013. The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance Committee during fiscal 2013 meet or met the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2013, the Nominating and Corporate Governance Committee held five meetings.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews, in particular where a director is standing for re-election. In addition, the Chairs of each of the committees coordinate regular self-evaluations of their respective committees.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from shareholders which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Full Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board of Directors may do so by writing to The Board of Directors, c/o Corporate Secretary, Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, in an envelope marked confidential.

Contacting Non-Management Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Presiding Director, c/o Corporate Secretary, Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, in an envelope marked confidential; or

•	By sending an email to Presiding.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit, or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2013 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and Ernst & Young, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by Ernst & Young. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.	Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013 for filing with the SEC.

Joseph R. Bronson, Chair

Peter J. Robertson

Christopher M.T. Thompson

AUDIT AND NON-AUDIT FEES

Set forth below are the fees billed by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies described above.

	2013	2012
Audit fees	$6,098,700	$5,899,700
Audit-related fees	4,521,500	877,800
Tax fees	840,600	591,500

Total	$11,460,800	$7,369,000

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION COMMITTEE REPORT

The HR&C Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the HR&C Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

Linda Fayne Levinson, Chair

John F. Coyne

Ralph E. Eberhart

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

The Company continued its strong performance during fiscal 2013. The Company posted an 11.6% increase in earnings to $423.1 million on revenues of $11.8 billion (an 8.5% increase in revenues over the prior year). Cash flow from operations was $448.5 million (a 49.6% increase over the previous year) and the Company’s year-end backlog was $17.2 billion (an 8.2% increase over the previous year). The Company’s financial condition at September 27, 2013 was also strong, as evidenced by cash of $1.3 billion, working capital of $2.2 billion, and a very low debt-to-equity ratio of 0.10-to-1. These positive developments were reflected in the Company’s one-year total shareholder return (“TSR”) as of September 30, 2013, which was 44% and the 54th percentile compared to the Company’s industry peer group (described below), and the three-year TSR as of September 30, 2013, which was 15% and the 69th percentile compared to that peer group.

The Company’s compensation actions relating to fiscal 2013 were consistent with its philosophy of attracting, motivating, and retaining highly qualified executives in the competitive engineering and construction industry and maintaining a pay for performance culture in which incentives are tied to the Company’s short- and long-term performance. During 2013, the HR&C Committee evaluated alternative forms of incentive awards to support its compensation philosophy and, consistent with 2012, decided to use a mix of short- and long-term incentives tied to Company performance. The long-term incentive awards were split between options and performance share units (“PSUs”). These PSUs use two metrics to determine payout: the Company’s TSR compared to that of an industry peer group; and the Company’s net earnings growth. The structure and terms of these awards are described below. In addition, as described below, during 2013, the Company evaluated the composition of its comparator peer group, which is used for analyzing executive compensation and for computing relative TSR for the PSUs, which resulted in the peer group being expanded by adding several companies and deleting one company that was acquired.

As reflected in the charts below, performance-based equity continues to represent the majority of the CEO and other named executive officers’ total direct compensation (base, short-term incentive (measured by actual bonus earned for the fiscal year), and equity).

Other significant elements of the Company’s compensation program that continue to reinforce shareholder alignment, its long-term retention strategy and what the HR&C Committee considers best practices are the following:

•	The Company’s annual incentive compensation plan continues to provide for payout of earned bonuses over a three-year period, subject to a requirement of continued employment;

•	The Company does not grant and does not maintain any of the following for named executive officers:

•	severance or employment agreements,

•	tax reimbursements or gross-ups (other than tax equalization for expatriates or normal relocation expenses),

•	supplemental retirement plans, or

•	executive perquisites such as personal use of airplanes, Company-provided autos and/or auto allowances (except for expatriates), or club dues;

•	The Company has a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers (the policy is described below);

•	The Company’s securities trading guidelines preclude the named executive officers from transactions involving puts or calls, short sales, and margin purchases or pledges of Company stock;

•

The ratio of the CEO’s total compensation (base pay, bonus, and long-term incentives) to that of the next highest paid named executive officer is not disproportionate (the ratio was approximately 2.7 to 1 for fiscal 2013); and

•	The HR&C Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the HR&C Committee.

The HR&C Committee believes that the fiscal 2013 executive compensation program has been appropriately designed to advance shareholder interests through effective performance-based incentives with multi-year retention features. At the 2012 and 2013 annual meetings, over 96% of shares voted were in favor of the advisory resolution concerning the compensation of the CEO and other named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in the Proxy Statement for those meetings. The HR&C Committee carefully considered these results and input received from shareholders and decided to continue with the same overall compensation program for fiscal 2013.

The HR&C Committee has authority for all compensation decisions for the executive officers of the Company. This CD&A discusses and analyzes compensation decisions for fiscal 2013 for the named executive officers identified below. Additional information regarding the compensation of these officers is found in the Executive Compensation tables below. The fiscal 2013 named executive officers are:

•	Craig L. Martin, President and Chief Executive Officer;

•	John W. Prosser, Jr, Executive Vice President, Finance and Administration;

•	Thomas R. Hammond, Executive Vice President, Operations;

•	George A. Kunberger, Executive Vice President, Global Sales and Marketing; and

•	Gregory J. Landry, Executive Vice President, Operations.

On November 21, 2013, the Company reassigned the operational duties of Mr. Landry at his request. Those duties have been assigned to other Executive Vice Presidents—Operations within the Company. As a result of this reassignment, the Board determined that, effective as of November 21, 2013, Mr. Landry is no longer one of the Company’s executive officers.

The key components of the Company’s compensation strategy can be summarized as follows:

Component of Compensation	Primary Purpose

Base Salary	Provides the security of a competitive fixed cash payment for services rendered.

Annual Incentive Compensation	Motivates superior annual performance by tying payout to achievement against pre-established annual financial goals. The award also promotes retention as it is paid in three annual installments and is contingent on continued service through each payment date.

Long-Term Equity Incentives • Performance Share Units • Stock Options (time-based vesting)

Retains and motivates executives to build shareholder value over the life of the grants.

•  The number of Company shares, if any, ultimately delivered depends on the Company’s TSR compared to its industry peer group and on the Company’s net earnings growth.

•  Options have value only if Jacobs’ stock price appreciates.

Other Benefits	Provides basic benefits generally consistent with those offered to all employees.

Compensation Philosophy, Objectives, and Process

Philosophy and Objectives — The Company delivers engineering, design, architecture, scientific and system consulting, operations, maintenance, and construction services to customers located throughout the world. The Company employs approximately 66,000 people located in 25 countries. The Company’s vision is to provide superior customer value through a long-term, relationship-based approach. The Company in turn strives to provide superior returns to its shareholders through growth in earnings per share and by attracting, motivating, and retaining highly qualified employees and developing relationships with its employees to motivate them to deliver value to customers and shareholders. Because of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. In this regard, because significant differences in compensation between executives can negatively affect retention, the Company limits the variability of compensation and provides retention-enhancing features in its programs.

The HR&C Committee’s compensation philosophy is to provide a compensation program for executives that:

•	Enables the Company to attract, motivate, and retain highly qualified executives by offering competitive compensation;

•

Rewards executives for superior annual performance through a performance-based cash incentive bonus program that, as further described below, places a substantial component of pay at risk by providing that no bonus is payable until a predetermined financial return is met;

•	Delivers the majority of compensation through long-term, performance-based equity awards;

•	Provides retention and future performance incentives through the deferral of a portion of the annual incentive plan payouts and the use of long-term equity-based incentives;

•	Encourages executives to have an equity stake in the Company; and

•	Aligns the interests of the Company’s executives with shareholders’ interests.

Applying its philosophy, the HR&C Committee has established executive compensation programs that reward superior performance, have consequences for underperformance, and are competitive when compared to competing companies. The HR&C Committee does not set predetermined targets for compensation compared to the industry peer group it uses to assess compensation levels in external markets, but uses the industry peer group data as a reference point. The HR&C Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near term results, while equity incentives motivate executives to increase shareholder value over the long term. The intent is to provide a strong link between pay and the Company’s performance, while attracting and retaining key executives.

A significant portion of executive compensation is tied directly to the value of the Company’s common stock. In addition, executives are expected to have a meaningful ownership interest in the Company, and the HR&C Committee regularly reviews their holdings against pre-established executive ownership guidelines. The HR&C Committee carefully manages equity compensation to provide competitive rewards that are commensurate with long-term results, while limiting dilution to shareholders.

The Compensation Decision Process — The HR&C Committee may, from time to time, directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The HR&C Committee currently engages the services of Frederic W. Cook & Co., Inc (the “Independent Consultant”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. The Independent Consultant performs services solely on behalf of the HR&C Committee and has no relationship with the Company or management except as it may relate to performing such services. The HR&C Committee has assessed the independence of the Independent Consultant pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and concluded that the Independent Consultant is independent and no conflict of interest exists that would prevent the Independent Consultant from independently representing the HR&C Committee.

The Company’s CEO works with the HR&C Committee to ensure that the design of executive compensation is conservative, competitive, ethical, and aligned with the Company’s values. He also regularly reviews the compensation of the most highly compensated employees across the Company, excluding himself, to ensure consistency of compensation for all key employees, and provides information and makes recommendations regarding these other executives. Compensation decisions for the named executive officers for fiscal 2013 were made by the HR&C Committee after consultation with the CEO. Decisions with respect to CEO pay were approved by the full Board, upon recommendation from the HR&C Committee.

Assessing Compensation Competitiveness — The HR&C Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of an industry peer group. In previous years, the criteria for inclusion in the industry peer group were (1) companies that are generally construction and engineering firms that are direct competitors with the Company for business and executive management talent and (2) companies that are generally one-half to two times the size of the Company in revenues and market capitalization. These selection criteria took into account both financial characteristics as well as industry and complexity of operations.

For fiscal 2013, as part of the review by the HR&C Committee of the composition of the industry peer group, the HR&C Committee determined that the utility of this analysis would be enhanced if the number of peer group companies was expanded. In order to achieve this objective, the HR&C Committee expanded the criteria for consideration for inclusion in the peer group to include (1) construction and engineering firms that are direct competitors with the Company for business and executive management talent or (2) companies that provide consulting or technical services to government and large commercial clients. In addition, to be included, a company would need to be generally within one-third to three times the size of the Company in terms of revenue and market capitalization at the time of their original selection. As a result, four companies were added to the peer group—Northrop Grumman, Raytheon, EMCOR, and Quanta Services. In addition, the Shaw Group was removed from the group due to its acquisition by Chicago Bridge & Iron.

Similar to prior years, in order to assess compensation competitiveness as compared to the expanded peer group, the Independent Consultant utilized comparative data disclosed in publicly available proxy statements, other documents filed with the SEC, and data from a comprehensive database of pay information developed by Towers Watson regarding the general industry group in which the Company competes for talent.

The following chart shows the current industry peer group, including relevant size and performance data to illustrate the Company’s relative position. The Company is at the 64th percentile measured by revenue, the 64th percentile measured by market capitalization, and the 79th percentile measured by number of employees. The Company’s net income for fiscal 2013 was also above the median of the industry group at the 64th percentile.

Most Recently Available Four Quarters ($M)						Market Capitalization as of 9/30/13 ($M)
Revenues		Net Income		Employees
Fluor	$28,083	Northrop Grumman	$2,007	Computer Sciences	90,000	Raytheon	$24,854
Northrop Grumman	$24,980	Raytheon	$1,934	Northrop Grumman	68,100	Northrop Grumman	$21,986
Raytheon	$24,275	Computer Sciences	$1,150	Raytheon	67,800	Fluor	$11,569
Computer Sciences	$13,787	L-3 Communications	$794	Jacobs	66,500	L-3 Communications	$8,466
L-3 Communications	$12,903	Fluor	$541	URS	54,000	Computer Sciences	$7,656
Jacobs	$11,818	Jacobs	$423	L-3 Communications	51,000	Jacobs	$7,649
URS	$11,303	Leidos*	$421	AECOM Tech	46,800	Chicago Bridge & Iron	$7,273
Leidos*	$10,761	Chicago Bridge & Iron	$347	Fluor	41,193	Quanta Services	$5,859
Chicago Bridge & Iron	$9,632	Quanta Services	$334	Leidos*	40,000	Leidos*	$5,556
AECOM Tech	$8,153	URS	$299	CH2M Hill	30,000	KBR	$4,831
KBR	$7,418	AECOM Tech	$239	KBR	27,000	URS	$4,026
Quanta Services	$6,379	KBR	$232	Chicago Bridge & Iron	26,800	AECOM Tech	$3,152
EMCOR	$6,366	Foster Wheeler	$141	EMCOR	26,000	EMCOR	$2,625
CH2M Hill	$6,048	EMCOR	$124	Quanta Services	17,800	Foster Wheeler	$2,585
Foster Wheeler	$3,185	CH2M Hill	$99	Foster Wheeler	12,893	CH2M Hill	$1,786

75th Percentile	$13,566		$731		53,250		$8,263
Median	$10,196		$341		40,597		$5,707
25th Percentile	$6,638		$234		26,850		$3,371
Jacobs Percentile**	64%		64%		79%		64%

Source: Standard & Poor’s Compustat

*	In September 2013, SAIC Inc. (the company that was part of the original fiscal 2013 peer group) changed its name to Leidos Holdings, Inc. and spun-off a portion of its business into a new publicly traded entity called Science Applications International Corporation. The revenue, net income, employees and market capitalizaiton data for Leidos represents combined data for Leidos and Science Applications International Corporation.
**	Jacobs’ percentile ranking includes the Company as part of the industry peer group.

Compensation Elements

In fiscal 2013, the HR&C Committee utilized findings by the Independent Consultant to determine that the Company’s executive compensation program continued to be both reasonable in relation to competitive pay levels and appropriate in supporting business objectives and a positive performance-based culture.

As part of the review process supporting determination of fiscal 2013 compensation, the HR&C Committee reviewed data with respect to the position of the Company’s fiscal 2013 compensation program for its named executive officers against the industry peer group described above and survey data. In addition, in order to evaluate the value of compensation and benefits received by the named executive officers, the HR&C Committee’s evaluation took into account the aggregate equity holdings of each named executive officer. This review indicated that the CEO’s and the other NEO’s total direct compensation was within the ranges offered by industry peers and was commensurate with the Company’s relative scope and complexity versus the peer group.

Base Salary — In setting executive officer base salaries for fiscal 2013, the HR&C Committee considered the CEO’s recommendations as to each executive officer except himself. The HR&C Committee utilized information provided by its Independent Consultant to determine the competitiveness of base salaries compared to the industry peer group and general survey data. Given the HR&C Committee’s conclusion that the performance of the CEO and the other named executive officers was uniformly good, pay differences were based largely on relative levels of responsibility and tenure in each officer’s respective role. The salaries of the four named executive officers other than the CEO are relatively consistent, reflecting the HR&C Committee’s conclusion that the named executive officers had relatively comparable responsibilities and skills and contributed equally to the success of the Company.

An additional factor considered by the HR&C Committee in determining base pay levels for the named executive officers is the fact that the Company continues to provide fewer ancillary benefits and other perquisites as compared to the Company’s industry peer group. This stems from the HR&C Committee’s belief that focusing on the three core elements of compensation (base salary, incentive compensation, and equity-based compensation) results in a more transparent and easier- to-administer pay system, and is more consistent with the Company’s culture. For example, the Company’s currently available retirement program in the U.S. consists solely of a tax-qualified 401(k) plan, with matching contributions, and a non-qualified salary deferral plan that provides non-enhanced market returns. More than 60% of the industry peer group provides additional retirement programs. Similarly, while most of the industry peer group provides some form of auto benefits, aircraft benefits, and/or club dues benefits, the Company provides none (except for an auto allowance as part of an expatriate expense allowance). The value of these additional benefits provided by industry peer group companies is significant. Excluding relocation and expatriate expenses for international assignments, the average total annual reported cost by industry peer group companies for these benefits* is approximately $823,000 and the median is approximately $245,000 per named executive officer. The Company’s average and median levels are $24,149 and $21,208 per named executive officer. Consistent with this approach, base pay levels for named executive officers have generally been higher than median.

* Values are from the Summary Compensation Tables in recent proxy filings under the columns for “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”.

The following table shows salary decisions for the named executive officers, reflecting increases ranging from 0% to approximately 3.57%.

Officer	2012	2013	Percent Change
Craig L. Martin	$1,250,000	$1,250,000	—%
Thomas R. Hammond	$735,000	$740,000	0.68%
George A. Kunberger	$720,000	$740,000	2.78%
Gregory J. Landry	$710,000	$725,000	2.11%
John W. Prosser, Jr.	$700,000	$725,000	3.57%

Incentive Compensation — The named executive officers, all the other executive officers, and selected other officers and managers of the Company participate in the Incentive Bonus Plan (the “Bonus Plan”), which currently covers over 475 employees. There are several key differences between the Bonus Plan and typical bonus plans for senior executives at other companies:

•	No bonuses are payable unless the Company generates a minimum return on equity; the size of the bonus pool increases as the return in excess of the minimum increases;

•

Because an acceptable return on equity is a precondition to any bonus award, the “target bonus” percentage for a senior executive is not set at a percentage of base salary based on general market data. Instead, the potential bonus is derived from forecasted earnings for the year and the Bonus Plan participants receive a portion of those earnings above the minimum return;

•	The bonus pool payout mechanism reinforces the Company’s focus on growing the Company as a whole by minimizing bonus distinctions among persons at similar levels of responsibility. Generally senior management, other than the CEO, have the same bonus sharing percentage (as a percentage of base pay) and participants below the senior level receive bonuses that are generally 80%, 60%, 40% or 20% of the senior management bonus percentage (other than that of the CEO); and

•

Unlike the majority of annual incentive plans, the Bonus Plan contains a retention element because bonuses are paid in three equal annual installments commencing after the close of the plan year. A participant must generally work for an additional two years from the initial payment date to receive the full bonus awarded.

The following discussion summarizes the terms of the Bonus Plan, as they applied in fiscal 2013 and the preceding years.

The Bonus Plan is funded through a bonus pool that is based on the degree to which the Company’s consolidated pre-tax, pre-bonus earnings (“Earnings”) exceed a threshold earning amount. Specifically, within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “Hurdle Rate.” This Hurdle Rate is then multiplied by the Company’s consolidated shareholders’ equity in its mid-year financial statements, resulting in an Earnings floor (“Floor”). No amount is accrued into the bonus pool unless and until Earnings exceed the Floor. When Earnings exceed the Floor, a portion of the excess is set aside to fund the bonus pool pursuant to an accrual rate approved by the HR&C Committee. As seen below, the accrual rate has been 15% to 20% for the last five years.

In addition to the first accrual rate, the HR&C Committee also establishes a secondary, higher accrual rate that applies to Earnings that exceed the Floor by a specified amount. Generally, the higher accrual percentage is triggered when Earnings are twice the Floor.

As may be seen from this description, a critical component of the Bonus Plan is the yearly determination of the Hurdle Rate, which determines the amount of Earnings the Company must earn before any bonus is payable. As in prior years, the HR&C Committee’s determination for fiscal 2013 of the Hurdle Rate focused on what it considered a reasonable base pre-tax, pre-bonus return on equity, taking into account economic and market conditions and the fact that the Bonus Plan is the funding vehicle for bonuses for the Company. These factors have led the HR&C Committee to historically choose Hurdle Rates that avoid extremely high payouts, even in exceptionally good years, and to provide for some payouts in years that are expected to be challenging, provided the Hurdle Rate return is met.

The table below shows the Hurdle Rates and accrual rates set for the past five years.

	2009	2010	2011	2012	2013
Return on equity (Hurdle Rate) before any Bonus Plan funding	16.0%	10.0%	12.0%	10.0%	10.0%

Sharing ratio with respect to Earnings above Floor (Hurdle Rate times stockholders’ equity)	15.0%	20.0%	15.0%	20.0%	20.0%

Higher Hurdle Rate that must be met before higher sharing ratio applies	32.0%	20.0%	16.8%	20.0%	20.0%

Sharing ratio with respect to Earnings in excess of Floor using higher Hurdle Rate (higher Hurdle Rate times shareholders equity)	25.0%	25.0%	33.0%	30.0%	30.0%

At the end of the fiscal year and after the bonus pool has been determined, a portion of the bonus pool is set-aside to fund bonus payments to non-Bonus Plan participants. Over the past five years, the portion of the bonus pool that has been set aside for employees who are not Bonus Plan participants has been 25% of the total bonus pool. Individuals who receive “discretionary” bonuses from these funds are employees who have been recommended by senior management for recognition of exemplary performance during the fiscal year.

Finally, the portion of the bonus pool remaining after the allocation to other employees is distributed among the Bonus Plan participants using the weighting formula described in the next paragraph. The Bonus Plan provides that, as to each participant, amounts in excess of 50% of the bonus amount produced by this formula can be allocated on a discretionary basis; however, other than as noted below for fiscal 2010, for over a decade the pool has been allocated entirely by this weighting formula.

The weighting mechanism takes each participant’s salary for the year and multiplies it by a factor ranging from 0.5 to 6.0. A participant’s share of the bonus pool is then equal to the percentage that his or her weighted salary bears to the total weighted salaries of all participants. So, for example, a participant whose salary is weighted by a factor of four will receive a bonus percentage that is four times more than the percentage of a participant with a weighting factor of one. The salary of the CEO received a weighting factor of six and the other named executive officers all receive a weighting factor of five.

The actual Bonus Plan awards to the named executive officers in fiscal 2013 were as follows:

	2012 Award	2013 Projected Award*	2013 Actual Award
Named Executive Officer
Craig L. Martin	$1,443,136	$1,562,500	$1,457,264
Thomas R. Hammond	$700,476	$764,400	$715,740
George A. Kunberger	$679,384	$748,800	$706,218
Gregory J. Landry	$669,764	$738,400	$694,810
John W. Prosser, Jr.	$660,144	$728,000	$688,460

*	Based on internal plan at the start of the year.

The following chart lists the bonus pool sharing and award levels for the CEO and named executive officers over the past five years:

	2009	2010	2011	2012	2013
Actual pre-tax pre-bonus return on average equity	27.3%	15.9%	17.8%	18.0%	17.8%
Pool in millions	$40.3	$43.1 (1)	$43.1	$56.4	$62.3
Actual incentive—percent of base pay—CEO	85.1%	57.8%	53.2%	115.5%	116.6%
Actual incentive—percent of base pay—other NEOs	85.1%	57.8%	53.2%	96.2%	97.2%

(1)	As described in the 2010 CD&A, the bonus computation for the CEO and the other named executive officers fully took into account a pre-tax charge to earnings relating to an unfavorable court judgment with respect to a contract entered into by one of the Company’s subsidiaries prior to its acquisition by the Company. A portion of that charge was excluded for other participants.

As previously noted, unlike most annual incentive plans, awards made pursuant to the Bonus Plan are paid in three annual installments, contingent upon continued employment with the Company. At the discretion of the HR&C Committee, there is a potential exception to the continued service requirement in the case of participants who retire from the Company on good terms (as discussed under “Executive Compensation-Compensation under Various Termination Scenarios”, below).

The HR&C Committee took certain steps in fiscal 2013 in order to ensure that the bonus payments to the named executive officers were fully deductible as performance-based compensation under Section 162(m). The payment of bonuses to named executive officers was conditioned upon the Company’s achieving a performance goal of $100 million of net earnings. If this goal was met, the named executive officers became entitled to a bonus of twice base salary, subject to the complete discretion of the HR&C Committee to reduce the bonus to a lesser amount. The performance goal was met and the HR&C Committee exercised its discretion to compute the actual bonus payout to the named executive officers in accordance with the methodology described above.

Equity-Based Compensation — The HR&C Committee believes that long-term equity incentives should comprise the majority of compensation for the Company’s senior management. In deciding upon the design and magnitude of long-term incentives, the HR&C Committee is guided by several factors: (1) the design must be aligned with shareholder value; (2) the design must be readily understood by participants; and (3) the design must be retentive. In applying these criteria, the HR&C Committee takes into account market data, information and recommendations from its Independent Consultant, and information provided by management, including recommendations by the CEO with respect to the magnitude of equity incentives for executive officers other than himself. Other than off-cycle awards for new hires or promotions, the HR&C Committee historically has awarded equity incentives in May or June. This year, equity incentives were awarded at a regular meeting of the HR&C Committee held on May 23, 2013.

2013 Equity Awards — Similar to prior years, for 2013, the HR&C Committee after considering emerging best practices, competitive market data, results of the successful say-on-pay votes, and discussions with shareholders, decided that approximately 40% of the value of the long-term incentives would continue to be delivered in the form of time-vested stock options and the remaining approximately 60% would be delivered in the form of PSUs.

The PSUs are performance-based restricted stock units that are earned if the executive remains employed over the three-year performance period and the specified performance metrics are met. The HR&C Committee chose to use two different performance metrics, which are equally weighted and correlate executive performance with increases in shareholder value. The vesting of one-half of the PSUs is based on the Company’s TSR compared to that of its industry peer group (described below) over a three-year period (the “TSR Based Award”). The vesting of the other one-half of the PSUs is based on the Company’s net earnings growth over a three-year period (starting on the first day of the Company’s third quarter of fiscal 2013 and ending on the last day of the Company’s second quarter of fiscal 2016), the “Net Earnings Based Award”.

For the TSR Based Award, the number of restricted stock units to be issued on the maturity date of May 23, 2016 (the “Maturity Date”) is equal to the target number of restricted stock units multiplied by a TSR Performance Multiplier. TSR is a measure of a Company’s share price appreciation, with reinvestment of any dividends. The TSR Performance Multiplier is calculated based upon the Company’s TSR over the three-year period immediately following the award date of May 23, 2013 (the “TSR Performance Period”) when ranked against the TSR of the companies in the industry peer group over the same period based on the following chart:

Company TSR Rank	TSR Performance Multiplier
Below 30th percentile	0%
30th percentile	50%
50th percentile	100%
70th percentile or above	150%

For example, if the target number of shares of restricted stock to be issued as a TSR Based Award is 50,000 and the Company’s TSR ranked at the 50th percentile compared to the industry peer group over the TSR Performance Period, then 50,000 restricted stock units would vest on the Maturity Date.

The TSR Performance Multiplier will be determined by linear interpolation for percentile rankings other than those listed in the chart.

The industry peer group used for purposes of the TSR Based Awards consists of the Company’s peer companies as described earlier (other than CH2M Hill as it does not have publicly traded equity securities). While SAIC Inc. was originally part of this peer group, during fiscal 2013, SAIC Inc. changed its name to Leidos Holdings, Inc. and spun-off a portion of its business (treated as a cash dividend that was reinvested in Leidos Holdings Inc.) into a new publicly traded entity called Science Applications International Corporation. For purposes of the TSR award, calculations are being made with reference to Leidos Holdings, Inc.

For the Net Earnings Based Award, the number of restricted stock units to be issued on the Maturity Date is based on the Company’s net earnings growth over three fiscal periods, consisting of (1) the period from the third quarter of fiscal 2013 through the second quarter of fiscal 2014, (2) the period from the third quarter of fiscal 2013 through the second quarter of fiscal 2015, and (3) the period from the third quarter of fiscal 2013 through the second quarter of fiscal 2016. For the first fiscal period, one-third of the target number of restricted stock units is multiplied by a Net Earnings Growth Performance Multiplier for that period. For the second fiscal period, two-thirds of the target number of restricted stock units is multiplied by a Net Earnings Growth Performance Multiplier for that period, and the number of additional shares to be awarded (if any) is determined by subtracting any shares earned in the first fiscal period. For the third fiscal period, the target number of restricted stock units is multiplied by a Net Earnings Growth Performance Multiplier for that period and the number of additional shares to be awarded (if any) is determined by subtracting any shares earned in the previous two fiscal periods. The Net Earnings Growth Multiplier is determined by reference to the following table based upon the average growth in the Company’s Net Earnings (defined below) over the relevant fiscal periods:

Average Net Earnings Growth	Net Earnings Growth Performance Multiplier
Less than 5%	0%
5%	50%
10%	100%
15%	150%
20% or greater	200%

For example, if the target number shares of restricted stock to be issued as a Net Earnings Based Award is 50,000 and the Company’s average Net Earnings growth over each of the three fiscal periods is 15%, then 75,000 restricted stock units would vest on the Maturity Date. This amount is calculated by adding the result for the first fiscal period (50,000 x 1/3 x 150% = 25,000), the result for the second fiscal period (50,000 x 2/3 x 150% - 25,000 = 25,000), and the result for the third fiscal period (50,000 x 150% - 25,000 - 25,000 = 25,000).

The Net Earnings Growth Performance Multiplier will be determined by linear interpolation for growth rates other than those listed in the chart.

“Net Earnings” for any fiscal period means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with accounting principles generally accepted in the United States as adjusted, in the Committee’s sole discretion, to eliminate the effects of charges for restructurings, discontinued operations, unusual, nonrecurring or extraordinary items and all items of gain, loss or expense determined to be unusual, nonrecurring or extraordinary in nature and not indicative of the Company’s normal operations or related to the disposal of a segment of a business or related to a change in accounting principle. However, if the named executive officer is, at the relevant time, a “covered employee” (as defined under Section 162(m)), such adjustments shall be made by the HR&C Committee but only to the extent consistent with Section 162(m).

To determine the dollar value of awards to be granted the named executive officers and consistent with its prior process for determining the magnitude of awards, the HR&C Committee examined data with respect to grant values at the 25th, 50th, and, 75th percentiles among industry peer group companies. It also considered the size of the awards previously granted to the named executive officers, which reflected the HR&C Committee’s previous evaluation of the magnitude of awards considered necessary in order to align with competitive levels. The determination of award levels in fiscal 2013 also took into account the HR&C Committee’s review of the CEO’s performance and that of the other named executive officers (and the CEO’s recommendations with respect to the other named executive officers), as well as the Company’s overall performance in what continues to be challenging economic circumstances. Taking all these factors into account, the HR&C Committee determined that the following grants should be awarded.

2013
CEO Stock Options	118,000
CEO Performance Share Units*	79,000
Other NEO Stock Options	36,000
Other NEO Performance Share Units*	24,000

*	Represents the target payout shares as described in “Executive Compensation—2013 Grants of Plan Based Awards” below.

Grant Process — As in previous years, the exercise price of stock option grants was set at 100% of the closing market price of a share of the Company’s common stock on the date the HR&C Committee met and determined the grants. New hire awards and relocation and retention grants made to executive officers at other times are determined at the closest pre-established meeting date of the HR&C Committee. Additionally, the HR&C Committee has delegated certain limited authority to the CEO to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. As soon as administratively practicable after a new hire, promotion, or retention warrants an equity grant, the CEO reviews and approves the award. All awards are granted on the date the CEO takes action and, if in the form of stock options, awards are priced based upon the closing market price of a share of common stock on that date. The HR&C Committee periodically receives a report of the CEO’s actions each year. In fiscal 2013, no awards were made on a date other than when the HR&C Committee met or on the date the CEO approved an award.

Summary of Compensation Decisions — The following table summarizes the results of the HR&C Committee’s compensation actions for fiscal 2013. The HR&C Committee believes that its actions are appropriate, taking into account its uniformly favorable evaluation of the performance of the named executive officers, the desire to retain executive talent, and the external competitive compensation data. The values shown below for equity awards (which are calculated accounting values) will only represent realized value in the event the Company meets its’ success metrics.

	2013 Total Compensation	2013 Total Compensation	2013 Total Compensation
	% Change from 2012(1)	vs Median(1)	vs 75th Percentile
CEO	19%	11%	(37)%
Other NEOs	15%	35%	2%

(1)	Total compensation is based on values as reported in the Summary Compensation Table (salary, actual bonus, grant date value of long-term incentives, Pension/Deferred Compensation, and All Other Compensation values). It excludes relocation/expatriate allowances. As noted below, Mr. Hammond’s relocation/expatriate allowance has been terminated in connection with his relocation to the United States.

Several factors account for the relative positions shown in the table. The CEO’s position is a result of a multi-year effort by the Board of Directors to ensure the CEO’s total compensation is competitive with the industry peer group. Substantially all of the year over year increase for the CEO was in the form of incentive pay or performance-based equity awards which further align his outcomes to Company performance and shareholder interests. Increases and market position for the named executive officers reflect the scope and complexity of their roles, the competitive environment for talent and Company performance. Similar to the CEO, the majority of the increase was in the form of incentive pay or performance-based equity compensation.

Other Benefits and Policies

Benefits Programs — With the exception of its executive deferral plans, which are generally available to most of the Company’s senior management, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered to staff employees. During fiscal 2013, the CEO and other named executive officers were eligible for the Company’s 401(k) plan. The plan provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay (currently $255,000). This is the same plan the Company offers to all full-time employees in the United States. Neither the CEO nor the other named executive officers participated in any defined benefit retirement or supplemental retirement benefit plan.

The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible for participation. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Several executive officers participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America and Europe.

Employees, including named executive officers, meeting certain compensation minimums may elect to participate in the Company’s Executive Deferral Plans (“EDPs”) whereby a portion of salary and bonus is deferred and paid to the employee at some future date. The EDPs are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Participant contributions are credited with earnings and losses based upon the actual experience of the investments selected by Participants, except in the case of certain EDPs that no longer accept participant deferrals. See “Executive Compensation-Nonqualified Deferred Compensation” below for further description of the EDPs.

Perquisites — The CEO and other named executive officers are eligible to participate in the same benefits as those offered to staff employees and, except for requirements unique to expatriate assignments and relocation benefits, generally have no special executive perquisites. The terms and conditions of each expatriate assignment are determined utilizing data provided by outside consultants. The assignment package is designed to cover the cost of relocation, housing, and the differential in the cost of goods and services in the host country. The Company also provides tax equalization and compensation for hardship conditions. During fiscal 2010 and fiscal 2011, the Company had one NEO, Mr. Hammond, with an international assignment agreement approved by the HR&C Committee that is described more fully under “Executive Compensation-Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table” below. Mr. Hammond’s assignment conditions were standard for employees on assignment with accompanying family members. As of September 1, 2011, Mr. Hammond’s international assignment package ended as a result of his relocation back to corporate headquarters in Pasadena, California.

Payments at Termination or Change in Control — The Company does not have employment agreements with its named executive officers. The only benefits that named executive officers may be entitled to upon termination are a potential payout under the Bonus Plan upon retirement, which is at the HR&C Committee’s discretion, and a potential benefit with respect to awards under the Stock Incentive Plan. The terms of stock options and Market Stock Units (“MSUs”) awarded to the named executive officers in fiscal 2011 and the PSUs awarded to the named executive officers in fiscal 2012 and fiscal 2013 provide for accelerated vesting in the event of death or Disability (as defined in the Stock Incentive Plan.). The final determination of the payout, if any, with respect to the restricted stock units is determined at the end of the three-year performance period.

In addition to these provisions, the terms of stock options and MSUs and PSUs provide for potential double trigger equity acceleration upon certain terminations following a Change in Control (as defined in the Stock Incentive Plan). The Company provides for this type of equity acceleration as a means of focusing executive officers on shareholder interests when considering strategic alternatives. These provisions only apply in the event a Change in Control is consummated and then only if the employee incurs a Qualifying Termination (as defined in the Stock Incentive Plan), generally a termination by the employee for good reason or by the Company other than for cause within two years of the Change in Control.

Further explanation of the termination provisions may be found in the text accompanying “Executive Compensation-Compensation Under Various Termination Scenarios” below.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for its executive officers. The HR&C Committee reviews each executive’s holdings with respect to these ownership guidelines each year. As of the end of fiscal 2013, the CEO’s stock ownership significantly exceeded the six times-base-salary multiple and the other named executive officers significantly exceeded their guideline of a three times-base-salary multiple.

Company Policy on Hedging or Pledge of Stock

The Company’s trading policies contain stringent restrictions on transactions in Company stock by executive officers. All trades by executive officers must be pre-cleared. The executive officers are prohibited from any trading in puts or calls, from engaging in short sales of Company stock, and from pledging Company stock or using it as loan collateral or as part of a margin account.

Clawback Policy

At its September 2011 meeting, the HR&C Committee adopted a clawback policy with respect to incentive awards to executive officers awarded subsequent to fiscal 2011. The Company is authorized to recover a portion of incentive awards paid within three years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. The Company attempts to structure its compensation arrangements to permit deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Since corporate objectives may not always be consistent with the requirements for full deductibility, the HR&C Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility is not the sole factor used by the HR&C Committee in ascertaining appropriate levels or modes of compensation. Section 162(m) provides that performance-based compensation is not subject to the deductibility limits described in the preceding paragraph.

Compensation Risk Assessment

As part of its oversight, the HR&C Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The HR&C Committee also retained the Independent Consultant to conduct a risk assessment of the Company’s compensation policies and practices.

In addition, the Company reviews all of its compensation policies and practices, including the incentives that they create and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the HR&C Committee’s discretion. Further, policies to mitigate compensation-related risk include ownership guidelines, vesting periods on cash and equity, insider-trading prohibitions, and independent HR&C Committee oversight.

Based on this review, both for our executive officers and all other employees, the Company and the Independent Consultant concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, and the HR&C Committee reviewed and approved this conclusion.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned in fiscal 2011, 2012, and 2013 for the Company’s Principal Executive Officer, Principal Financial Officer and three other most highly compensated executive officers (collectively, the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($)		Total ($)
Craig L. Martin	2013	1,263,221	4,482,065	(5)	2,448,830	1,457,264	5,728	7,500	(6)	9,664,608
President and Chief Executive Officer	2012	1,260,216	3,882,500		1,536,550	1,443,136	3,418	7,500		8,133,320
	2011	1,222,960	3,131,150		847,575	646,186	5,110	7,350		5,860,331

John W. Prosser, Jr.	2013	708,650	1,361,640	(5)	747,101	688,460	37,550	7,500	(6)	3,550,901
Executive Vice President Finance and Administration	2012	686,539	1,164,750		553,158	660,144	22,410	7,500		3,094,501
	2011	652,308	1,081,670		282,525	346,814	33,500	7,350		2,404,167

Thomas R. Hammond	2013	756,165	1,361,640	(5)	747,101	715,740	13,708	16,164	(7)	3,610,518
Executive Vice President - Operations	2012	762,428	1,164,750		553,158	700,476	8,181	133,894		3,322,887
	2011	729,067	1,081,670		282,525	378,100	12,229	259,154		2,742,745

George A. Kunberger	2013	740,775	1,361,640	(5)	747,101	706,218	—	7,500	(6)	3,563,234
Executive Vice President - Global Sales and Marketing	2012	735,144	1,164,750		553,158	679,384	—	7,500		3,139,936
	2011	685,873	1,081,670		282,525	357,446	—	7,350		2,414,864

Gregory J. Landry	2013	724,061	1,361,640	(5)	747,101	694,810	26,260	7,500	(6)	3,561,372
Executive Vice President - Operations	2012	715,115	1,164,750		553,158	669,764	16,072	7,500		3,126,359
	2011	662,308	1,081,670		282,525	352,130	24,663	7,350		2,410,646

(1)	Consists of base salary earned during the year including any time off with pay and cash-pay-out of accrued time off in excess of the Company’s limit.
(2)	Represents the grant date fair value of stock awards granted under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2013 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(3)	Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2013 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(4)	Consists of interest credited under the Company’s nonqualified Executive Deferral Plans in excess of 120% of the AFR.
(5)	The value of the performance share unit awards (“PSUs”) at the grant date assuming the highest level of performance conditions are achieved is $7,809,348 for Mr. Martin and $2,372,460 each for Messrs. Prosser, Hammond, Kunberger, and Landry.
(6)	Consists solely of Company contributions to the 401(k) Plan.
(7)	Consists of $7,500 Company contributions to the 401(k) Plan as well as $8,664 in relocation costs. The relocation costs were paid in connection with Mr. Hammond’s repatriation from England effective September 1, 2011 pursuant to the Relocation/Repatriation Agreement dated September 29, 2011.

Amounts listed under the column “Non-Equity Incentive Plan Compensation” represent the annual incentive awards earned in fiscal 2011, 2012, and 2013 as determined by the HR&C Committee at its November 17, 2011, November 15, 2012 and November 20, 2013 meetings, respectively. As noted above under “Compensation Discussion and Analysis—Compensation Elements—Incentive Compensation,” the amount paid for 2013 consists of one third of the award earned in fiscal 2013, one third of the award earned in 2012, and one third of the award earned in 2011. Similarly, the amount paid in 2012 consists of one third of the award earned in fiscal 2012, one third of the award earned in 2011, and one third of the award earned in 2010. The amount paid in 2011 consists of one third of the award earned in fiscal 2011, one third of the award earned in 2010, and one third of the award earned in 2009.

2013 Grants of Plan Based Awards

The table below summarizes all grants of plan based awards to the NEOs in fiscal 2013:

		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Option Awards: Number of Shares of Stock or Units (#) (3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Craig L. Martin	05/23/13									118,000	55.00	2,448,830
	05/23/13				—	39,500	(5)	79,000	(5)			2,172,500
	05/23/13				—	39,500	(6)	59,250	(6)			2,309,565
			1,562,500
John W. Prosser, Jr.	05/23/13									36,000	55.00	747,101
	05/23/13				—	12,000	(5)	24,000	(5)			660,000
	05/23/13				—	12,000	(6)	18,000	(6)			701,640
			728,000
Thomas R. Hammond	05/23/13									36,000	55.00	747,101
	05/23/13				—	12,000	(5)	24,000	(5)			660,000
	05/23/13				—	12,000	(6)	18,000	(6)			701,640
			764,400
George A. Kunberger	05/23/13									36,000	55.00	747,101
	05/23/13				—	12,000	(5)	24,000	(5)			660,000
	05/23/13				—	12,000	(6)	18,000	(6)			701,640
			748,800
Gregory J. Landry	05/23/13									36,000	55.00	747,101
	05/23/13				—	12,000	(5)	24,000	(5)			660,000
	05/23/13				—	12,000	(6)	18,000	(6)			701,640
			738,400

(1)	This amount represents the 2013 projected award under the Incentive Bonus Plan based on the Company’s internal plan at the start of fiscal 2013. See “Compensation Discussion and Analysis — Compensation Elements — Incentive Compensation” above for a description of the Incentive Bonus Plan and the manner in which bonuses are computed.
(2)	Represents the target and maximum payout shares of awards of PSUs granted under the Stock Incentive Plan.
(3)	Represents options granted under the Stock Incentive Plan. The exercise price is equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the grant date. The award was based on a grant date fair value of $20.7528 per share.
(4)	Represents the grant date fair value of options and PSUs granted (Target Shares) under the Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2013 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(5)

Represents the target and maximum payout shares of the grants of the Net Earnings Based Award (as defined below) that each NEO could earn under the Stock Incentive Plan. The award was based on a grant date fair value of $55.00. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and

Analysis—Compensation Elements—Equity Based Compensation—2013 Awards” for a discussion of how the number of shares ultimately issued will be determined.
(6)	Represents the target and maximum payout shares of the grants of the TSR Based Award (as defined below) that each NEO could earn under the Stock Incentive Plan. The award was based on a grant date fair value of $58.47. Please refer to “Compensation Discussion and Analysis—Compensation Elements—Equity Based Compensation—2013 Awards” for a discussion of how the number of shares ultimately issued will be determined.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements — The Company has no employment agreements with the NEOs. As described below, however, the Company has entered into agreements with Thomas R. Hammond relating to his assignment and relocation.

The Company entered into an Assignment Letter Agreement dated February 16, 2005 with Thomas R. Hammond, an Executive Vice President, which was designed to maintain Mr. Hammond’s level of income and benefits through the duration of his transfer to our Reading, England office, taking into consideration the additional costs anticipated in connection with that transfer. Among other things, the agreement included a goods and services differential of £2,759 per month (subject to adjustment), housing and relocation expenses, tax equalization benefits and certain other benefits. The foregoing benefits are reflected as “All Other Compensation” in the Summary Compensation Table.

On September 29, 2011, the Company and Mr. Hammond entered into a letter agreement detailing the terms of Mr. Hammond’s relocation and repatriation from England. Pursuant to the terms of the agreement, any allowances and differentials provided under Mr. Hammond’s agreement with respect to his foreign assignment, including his goods and services differential, automobile allowance and housing provisions, ceased on September 1, 2011. Under the Agreement, Mr. Hammond was eligible to receive relocation assistance and tax equalization assistance consistent with the Company’s relocation policy and his position, which amount is reflected as “All Other Compensation” in the Summary Compensation table.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides a summary of equity awards outstanding for the NEOs as of the end of fiscal 2013:

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stocks that Have Not Vested (#)(3)	Market Value of Shares or Units of Stocks that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(5)	Equity Incentive Plan Awards: Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (6)
		Exercisable	Unexercisable
		(#)	(#)
Craig L. Martin	6/28/07	100,000	—	56.95	6/28/14
	5/22/08	125,000	—	92.52	5/22/15
	5/28/09	125,000	—	41.18	5/28/19
	5/27/10	93,750	31,250	42.43	5/27/20	50,000	2,889,500
	5/26/11	22,500	22,500	44.91	5/26/21			55,000	3,178,450
	5/24/12	25,000	75,000	37.03	5/24/22			50,000	2,889,500
	5/24/12							50,000	2,889,500
	5/23/13	—	118,000	55.00	5/23/23			39,500	2,282,705
	5/23/13							39,500	2,282,705

John W. Prosser, Jr.	6/28/07	50,000	—	56.95	6/28/14
	5/22/08	50,000	—	92.52	5/22/15
	5/28/09	40,000	—	41.18	5/28/19
	5/27/10	30,000	10,000	42.43	5/27/20	6,000	346,740
	5/26/11	7,500	7,500	44.91	5/26/21			19,000	1,098,010
	5/24/12	9,000	27,000	37.03	5/24/22			15,000	866,850
	5/24/12							15,000	866,850
	5/23/13	—	36,000	55.00	5/23/23			12,000	693,480
	5/23/13							12,000	693,480

Thomas R. Hammond	6/28/07	40,000	—	56.95	6/28/14
	5/22/08	40,000	—	92.52	5/22/15
	5/28/09	40,000	—	41.18	5/28/19
	5/27/10	30,000	10,000	42.43	5/27/20	15,000	866,850
	5/26/11	7,500	7,500	44.91	5/26/21			19,000	1,098,010
	5/24/12	9,000	27,000	37.03	5/24/22			15,000	866,850
	5/24/12							15,000	866,850
	5/23/13	—	36,000	55.00	5/23/23			12,000	693,480
	5/23/13							12,000	693,480

George A. Kunberger	6/28/07	40,000	—	56.95	6/28/14
	5/22/08	40,000	—	92.52	5/22/15
	5/28/09	40,000	—	41.18	5/28/19
	5/27/10	30,000	10,000	42.43	5/27/20	15,000	866,850
	5/26/11	7,500	7,500	44.91	5/26/21			19,000	1,098,010
	5/24/12	9,000	27,000	37.03	5/24/22			15,000	866,850
	5/24/12							15,000	866,850
	5/23/13	—	36,000	55.00	5/23/23			12,000	693,480
	5/23/13							12,000	693,480

Gregory J. Landry	2/22/07	60,000	—	46.86	2/22/14
	6/28/07	40,000	—	56.95	6/28/14
	5/22/08	40,000	—	92.52	5/22/15
	5/28/09	40,000	—	41.18	5/28/19
	5/27/10	30,000	10,000	42.43	5/27/20	7,500	433,425
	5/26/11	7,500	7,500	44.91	5/26/21			19,000	1,098,010
	5/24/12	9,000	27,000	37.03	5/24/22			15,000	866,850
	5/24/12							15,000	866,850
	5/23/13	—	36,000	55.00	5/23/23			12,000	693,480
	5/23/13							12,000	693,480

(1)	All stock options vest or have vested at the rate of 25% per year beginning on the first anniversary of the grant date.
(2)	All outstanding stock options were granted under the Stock Incentive Plan and were made with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the grant date. The awards have a total term of either seven or ten years.

(3)	Represents the number of unvested shares of restricted stock granted under the Stock Incentive Plan. The awards of restricted stock vest at the expiration of five years from the grant date, with the exception of (i) stock grants to Mr. Landry on May 27, 2010 that vest 25% per year starting at the end of the second year after the award date, and (ii) stock grants to Mr. Prosser on May 27, 2010 that vest 20% per year beginning on the first anniversary of the grant date.
(4)	The market value of outstanding awards of restricted stock is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2013, which was $57.79.
(5)	Represents the number of unvested target shares of MSUs and PSUs (TSR Based Awards and Net Earnings Based Awards) granted under the Stock Incentive Plan. The awards of MSU and PSUs vest at the expiration of three years from the grant date.
(6)	The market value of outstanding target shares of MSUs and PSUs (TSR Based Awards and Net Earnings Based Awards) is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2013, which was $57.79.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information on stock options that were exercised and on restricted stock that vested in fiscal 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig L Martin	250,000	2,832,750	—	—
John W. Prosser, Jr.	100,000	1,642,800	3,000	164,970
Thomas R. Hammond	45,000	520,200	—	—
George A. Kunberger	120,000	887,175	—	—
Gregory J. Landry	15,000	300,750	3,750	206,213

(1)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the exercise date, minus the cost of the option (i.e., the exercise price).
(2)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the vesting date.

Nonqualified Deferred Compensation

As described above, employees, including named executive officers, meeting certain compensation minimums may elect to participate in the Company’s Executive Deferral Plans (“EDPs”) whereby a portion of salary and bonus is deferred and paid to the employee at some future date. The EDPs are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Participant contributions are credited with earnings and losses based upon the actual experience of the investments selected by Participants, except in the case of certain EDPs that no longer accept participant deferrals.

For certain EDPs (the “Moody’s Plans”), which no longer accept additional deferrals, the accounts (represented by bookkeeping entries only) of participants are credited with interest equal to 125% of the “seasoned corporate bond rate” as announced by Moody’s Investors Services and as declared by the Company. For the other EDPs (the “Variable Plans”), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change-in-control features within the EDPs, no benefit enhancements occur upon a change-in-control. Amounts deferred into the Variable Plans are credited or charged with the performance of investment options selected by the participants. The investment options are notional, and are used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of a number of mutual and index funds comprising stocks, bonds, and money market accounts.

The following table shows the executive deferral plan account activity during fiscal 2013 for the NEOs:

Name	Deferred Compensation Plan ($)	Executive Contributions During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Craig L. Martin	Moody’s Plans	—	11,566	—	234,397
	Variable Plans	—	65,903		365,831

John W. Prosser, Jr.	Moody’s Plans	—	75,825	—	1,536,702
	Variable Plans	—	399,122	—	2,125,110

Thomas R. Hammond	Moody’s Plans	—	27,680	—	560,972
	Variable Plans	—	47,971	—	250,443

George A. Kunberger	Variable Plans	499,923	—	—	2,092,656

Gregory J. Landry	Moody’s Plans	—	53,028	—	1,074,689
	Variable Plans	165,402	18,648	—	184,050

(1)	Executive contributions are included in “Salary” and “Non Equity Incentive Plan Compensation” columns for 2013 in the Summary Compensation Table.
(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the AFR.
(3)	Balances at the end of the fiscal year consist of (i) salary and bonus deferrals made by the executive over time, beginning when the executive first joined the plan, plus (ii) all earnings and losses credited on all deferrals, less (iii) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

No NEO has an employment agreement that provides for termination, severance or change-in-control benefits.

Some elements of executive compensation are affected either by an approved retirement, death or Disability or by a Change in Control (as these terms are defined in the Stock Incentive Plan). Pursuant to the Stock Incentive Plan:

(1)	in the case of options, if employment terminates (i) upon, or within two years following a Change in Control in a Qualifying Termination (as defined in the Stock Incentive Plan) or (ii) upon death or Disability, unless otherwise provided in the award agreement, all options are immediately vested;
(2)	in the case of restricted stock and restricted stock units granted on or after May 26, 2011, if employment terminates upon death or Disability, unless otherwise provided in the award agreement, all restricted stock and restricted stock units are immediately vested; provided, however, that any awards of restricted stock and/or restricted stock units that are subject to performance-based vesting criteria shall remain outstanding and continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period;
(3)	in the case of restricted stock and restricted stock units (including MSUs and PSUs), if employment terminates upon, or within two years following a Change in Control in a Qualifying Termination, all restricted stock and restricted stock units (including MSUs and PSUs) are immediately vested; provided, however, that any awards of restricted stock and/or restricted stock units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the Qualifying Termination; and
(4)	in the case of options, restricted stock and restricted stock units (including MSUs and PSUs), if a Change in Control occurs and the awards are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof), all awards are immediately vested; provided, however, that any awards of restricted stock and/or restricted stock units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the Change in Control.

Upon retirement from the Company and approval by the HR&C Committee, all compensation under the Company’s Incentive Bonus Plan which has been earned, awarded, and unpaid is payable.

The following table provides information on (i) the amount of unpaid incentive compensation that would be paid at retirement as of September 27, 2013, (ii) the amount that would be earned related to unvested in-the-money options as of September 27, 2013 in the event of termination in connection with a Change in Control or due to death or Disability, (iii) the amount that would be earned related to unvested restricted stock awards as of September 27, 2013 in the event of Qualifying Termination in connection with a Change in Control, and (iv) the amount that would be earned related to unvested shares of MSUs and PSUs as of September 27, 2013 in the event of a Qualifying Termination in connection with a Change in Control or due to death or Disability.

Name	Non-Equity Incentive Plan Compensation ($) (1)	Value of Unvested in-the-money Stock Options as of 2013 Fiscal Year End ($) (2)	Value of Unvested Stock Awards as of 2013 Fiscal Year End ($) (3)	Value of Unvested Market Stock Units and Performance Share Untis as of 2013 Fiscal Year End ($) (4)	Total ($)
Craig L. Martin	1,452,552	2,656,020	2,889,500	17,349,887	24,347,959
John W. Prosser, Jr.	679,020	911,160	346,740	5,404,752	7,341,672
Thomas R. Hammond	710,652	911,160	866,850	5,404,752	7,893,414
George A. Kunberger	697,272	911,160	866,850	5,404,752	7,880,034
Gregory J. Landry	686,460	911,160	433,425	5,404,752	7,435,797

(1)	Payable at retirement if approved by the HR&C Committee.
(2)	Payable upon termination following a Change in Control or due to death or Disability. Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2013 of $57.79, minus the cost of the option (i.e., the exercise price).
(3)	Payable upon a Qualifying Termination following a Change in Control. The amount of unvested restricted stock awards is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2013 of $57.79.
(4)	Payable upon a Qualifying Termination following a Change in Control or due to death or Disability. The amount reported is based on multiplying the Performance Multiplier of each award by the target shares awarded, multiplied by the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2013 of $57.79. Please refer to “Compensation Discussion and Analysis—Compensation Elements—Equity Based Compensation—2013 Awards” for a discussion of the computation of the Performance Multipliers.

For the purposes of the Stock Incentive Plan, the following terms have the following definitions:

•

“Cause” means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company’s termination of the employee’s employment with the Company following the occurrence of any one or more of the following: (1) the employee is convicted of, or pleads guilty or nolo contendere to, a felony; (2) the employee willfully and continually fails to substantially perform the employee’s duties with the Company after written notification by the Company; (3) the employee willfully engages in conduct that is materially injurious to the Company, monetarily or otherwise; (4) the employee commits an act of gross misconduct in connection with the performance of the employee’s duties to the Company; or (5) the employee materially breaches any employment, confidentiality or other similar agreement between the Company and the employee.

•

“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the consummation of any merger or consolidation as a result of which the Jacobs common stock shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

•

“Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or related company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

•

“Good Reason” means, without the employee’s consent (1) a material reduction in the position, duties or responsibilities of the employee from those in effect immediately prior to such change; (2) a reduction in the employee’s base salary; (3) a relocation of the employee’s primary work location to a distance of more than fifty (50) miles from its location as of immediately prior to such change; or (4) a material breach by the Company of any employment agreement between the Company and the employee.

•

“Qualifying Termination” means a termination of an employee’s employment with the Company (i) by the Company for any reason other than Cause or the employee’s death or Disability or (ii) by the employee for Good Reason.

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date by (1) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding shares of common stock, (2) each director and nominee for director, (3) each NEO, and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners:

Name and Address	Amount and Nature of Ownership of Common Stock		Percent of Class(1)
The Vanguard Group Inc.
PO Box 2600
Valley Forge, Pennsylvania 19482	8,239,511	(2)	6.25%

(1)	Calculated based on 131,761,924 shares of common stock outstanding as of the Record Date.
(2)	Based solely on the information set forth in a Schedule 13F filed by The Vanguard Group Inc. with the SEC for the period ended September 30, 2013. Based on such filing, The Vanguard Group Inc. has sole voting power with respect to 225,459 shares, sole dispositive power with respect to 8,036,052 shares, and shared dispositive power with respect to 203,459 shares.

Security Ownership of Directors, Nominees, and Management:

Name		Number of Shares of Common Stock Owned		Number of Shares of Common Stock Relating to Unexercised Stock Options (1)	Total Number of Shares Beneficially Owned	Percent of Class (2)
Non-Management Directors:
Joseph R. Bronson		11,715		18,375	30,090	—
Juan José Suárez Coppel		—		—	—	—
John F. Coyne		—		14,250	14,250	—
Robert C. Davidson, Jr.		12,000		25,250	37,250	—
Robert E. Eberhart		—		1,000	1,000	—
Edward V. Fritzky		8,000		33,250	41,250	—
Linda Fayne Levinson		26,000		30,250	56,250	—
Peter J. Robertson		12,000	(3)	9,250	21,250	—
Christopher M.T. Thompson		—		1,000	1,000	—
Noel G. Watson		1,167,980	(4)	2,625	1,170,605	—

Named Executive Officers:
Craig L. Martin		506,845	(5)	491,250	998,095	—
John W. Prosser, Jr.		339,619	(6)	186,500	526,119	—
Thomas R. Hammond		274,537		166,500	441,037	—
George A. Kunberger		101,816		166,500	268,316	—
Gregory J. Landry	(7)	237,582		226,500	464,082	—

All directors and executive officers as a group		2,887,235		1,631,500	4,518,735	3.39%

(1)	Includes only those unexercised options that are, or will become, exercisable within 60 days of the Record Date.

(2)	Calculated based on 131,761,924 shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date. Unless indicated otherwise, the percentage ownership is less than 1.0% of the number of shares of common stock outstanding.
(3)	Mr. Robertson shares voting and dispositive power with his spouse as to 12,000 shares that are held in a living trust.
(4)	Mr. Watson shares voting and dispositive power with his spouse as to 1,167,300 shares that are held in various trusts. Mr. Watson has beneficial ownership of 680 shares held in a uniform gift to minor account of which Mr. Watson is trustee.
(5)	Mr. Martin shares voting and dispositive power with his spouse as to 456,845 shares that are held in a living trust.
(6)	Mr. Prosser shares voting and dispositive power with his spouse as to 333,619 shares that are held in a living trust.
(7)	Mr. Landry is no longer one of the Company’s executive officers effective November 21, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 27, 2013.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part I, Item 1—Business in the Company’s 2013 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2015 annual meeting of shareholders must be submitted to the Company no earlier than September 25, 2014 and no later than October 25, 2014. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or bring other proper business or to obtain additional information as to the proper form of a nomination.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2015 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 18, 2014. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2015 annual meeting of shareholders is scheduled to be held on Thursday, January 22, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the HR&C Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

Any transaction involving related persons that exceeds $120,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The Committee determines whether the related person has a material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Mr. Noel G. Watson, the non-executive Chairman of the Board, has an agreement with the Company pursuant to which he acts as consultant on special projects and client relationships in exchange for an annual fee of $300,000. The transaction was, to the extent required, reviewed and approved pursuant to the Company’s Related Person Transaction Policies and Procedures described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, Attention: Investor Relations. Requests may also be made by calling (626) 578-3500.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2013 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013. A copy of the 2013 Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date. The Company will furnish without charge a copy of the 2013 Form 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on December 2, 2013. The Company will also furnish copies of any exhibits to the 2013 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Michael S. Udovic

Vice President and Secretary

Pasadena, California

December 16, 2013

ANNEX A

JACOBS ENGINEERING GROUP INC.

1999 STOCK INCENTIVE PLAN

(As Amended and Restated as of November 21, 2013)

1.	Purpose.

The purpose of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated effective as of November 21, 2013 (the “Plan”), is to advance the long-term objectives of Jacobs Engineering Group Inc. (the “Company”) and its Related Companies (as defined in Paragraph 2) by encouraging and enabling the acquisition of a financial interest in the Company by employees of the Company and its Related Companies. In addition, the Plan is intended to attract and retain such employees, and to align and strengthen their interests with those of the Company’s shareholders.

2.	Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

“Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted pursuant to the Plan.

“Award Agreement” means any agreement, contract document or other instrument evidencing an Award.

“Board of Directors” means the Board of Directors of the Company.

“Cause” means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company or a Related Company’s termination of the Employee’s employment with the Company or any Related Company, as applicable, following the occurrence of any one or more of the following: (a) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony; (b) the Employee willfully and continually fails to substantially perform the Employee’s duties with the Company or any Related Company after written notification by the Company or any such Related Company; (c) the Employee willfully engages in conduct that is materially injurious to the Company or any Related Company, monetarily or otherwise; (d) the Employee commits an act of gross misconduct in connection with the performance of the Employee’s duties to the Company or any Related Company; or (e) the Employee materially breaches any employment, confidentiality or other similar agreement between the Company or any Related Company and the Employee.

“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (b) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (c) the consummation of any merger or consolidation as a result of which the Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (d) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise. Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) if a Change in Control would accelerate the timing of payment thereunder, then the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Human Resource and Compensation Committee of the Board of Directors, or any committee appointed by the Board of Directors in accordance with the Company’s By-Laws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non Employee Directors” within the meaning of Rule 16b-3 under the 1934 Act, and “Outside Directors” as defined in IRS guidance issued under Section 162(m).

“Common Stock” means the common stock of the Company, par value $1.00 per share.

“Disabled” or “Disability” means the Participant meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the Participant is employed, in effect on the date in question, whether or not the Participant is covered by such plan.

“Employee” means an employee of the Company or a Related Company.

“Fair Market Value” means the closing price of one Share of Common Stock as reported in the composite transactions report of the U.S. national securities exchange on which the Common Stock is then listed, and if such exchange is not open that day, then the Fair Market Value shall be determined by reference to the closing price of the Common Stock for the immediately preceding trading day.

“Good Reason” means, without the Participant’s consent (a) a material reduction in the position, duties or responsibilities of the Participant from those in effect immediately prior to such change; (b) a reduction in the Participant’s base salary; (c) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Participant’s employer of any employment agreement between the Company and the Participant.

“Incentive Bonus” means a bonus award made under Paragraph 9 pursuant to which a Participant may become entitled to receive cash payments based on satisfaction of such performance criteria as are specified in the applicable Award Agreement or subplan(s).

“ISO” means an incentive stock option within the meaning of Section 422 of the Code.

“Majority-Owned Related Company” means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock on the date an Award is granted or awarded.

“NQSO” means a stock option that does not constitute an ISO.

“Options” means ISOs and NQSOs granted under the Plan.

“Participant” means an Employee who is selected by the Committee to receive an Award under the Plan.

“Qualifying Termination” means a termination of an Employee’s employment with the Company (a) by the Company for any reason other than Cause or death or Disability or (b) by the Employee for Good Reason.

“Related Company” or “Related Companies” means corporation(s) or other business organization(s) in which the Company holds a sufficient ownership interest so that Common Stock issued to the employees of such entities constitutes “service recipient stock,” as defined in IRS guidance under Section 409A. In general, the Company holds a sufficient ownership interest if it owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock. However, to the extent permitted by IRS guidance under Section 409A, “20%” shall be used instead of “50%” in the previous sentence.

“Restricted Stock” means shares of Common Stock awarded pursuant to Paragraph 8 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Paragraph 8 of the Plan, pursuant to which Shares (or an amount of cash valued with reference to Shares) may be issued in the future.

“Retire” means to enter Retirement.

“Retirement” means the termination of a Participant’s employment with the Company or a Related Company by reason of a Participant having either (a) attained the age of 65, or (b) attained the age of 60 and completed a total of ten or more consecutive years of employment with the Company, and/or a Related Company.

“Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.

“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder.

“Shares” means the shares of Common Stock.

“Stock Appreciation Right” or “SAR” means the right granted pursuant to Section 7 of the Plan.

3.	Eligibility; Award Agreements.

Any Employee shall be eligible to be selected as a Participant, and the Company may grant Awards to those persons meeting such eligibility requirements. Each Award shall be evidenced by an Award Agreement, which shall either be in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient in such form and manner as the Committee may require. Notwithstanding the foregoing, Incentive Bonuses may be payable under subplans and shall be granted as specified therein (which may or may not require an Award Agreement), at the discretion of the Committee. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee and consistent with the provisions of the Plan. The terms of the Awards and the Award Agreements need not be the same with respect to each Participant. A Participant may hold more than one Award at the same time.

4.	Administration.

(a) The Plan shall be administered by the Committee. The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

(b) The Committee shall determine: the Participants to whom, and the time or times at which, Awards will be granted; the type of Awards to be granted; the number of Shares (or amount of cash) to be subject to each Award and the form of settlement thereof; the duration of each Award; the time or times within which Options may be exercised; and any other terms and conditions of the Awards, at grant or while outstanding, pursuant to the terms of the Plan. The Committee shall also establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Including addressing anticipated events (including any temporary closure of the stock exchange as which the Company is listed, disruption of communications or natural catastrophe.

(c) Except as provided in Paragraph 14, each determination or other action made or taken pursuant to the Plan, including interpretations of the Plan and the specific conditions and provisions of the Awards, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board of Directors, Participants, and the respective successors in interest of any of the foregoing.

(d) Notwithstanding the foregoing, with respect to any Award that is not intended to satisfy the conditions of Rule 16b-3 under the 1934 Act or Section 162(m), and to the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company, who unlike the members of the Committee, may be employee directors of the Company. The Committee may delegate to any such Subcommittee(s), with respect to Employees who are not directors or executive officers of the Company, the authority to grant Awards, to determine all terms of such Awards and/or to administer the Plan, pursuant to the terms of the Plan; provided that (i) any resolution of the Committee authorizing such Subcommittee must specify the total number of Shares subject to Awards that such Subcommittee may so award and (ii) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award. Subject to the limitations of the Plan and the limitations of the Committee’s delegation, any such Subcommittee would have the full authority of the Committee pursuant to the terms of the Plan. Any such Subcommittee shall not, however, grant Awards on terms more favorable than Awards provided for by the Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Committee. Any such Subcommittee shall be required to report to the Committee on any actions that the Subcommittee has taken.

(e) The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute Award Agreements or other documents entered into under the Plan on behalf of the Committee or the Company.

5.	Shares and Share Counting.

(a) The Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued Common Stock or from the Company’s treasury shares.

(b) Subject to adjustment as provided in this Paragraph and Paragraph 13, the total number of Shares that may be issued or transferred under the Plan pursuant to Awards may not exceed 29,850,000 Shares. For this purpose, every Share transferred pursuant to an Award granted after September 28, 2012 (i) that is an Option or SAR shall count as one share and (ii) every Share transferred pursuant to an Award granted after September 28, 2012 other than an Option or SAR shall count as 1.92 Shares. If any Awards granted before September 29, 2012 (“Prior Awards”) are forfeited, in whole or in part, new Awards (“Subsequent Awards”) may be issued with respect to the Shares covered by such Prior Awards. For the purpose of determining the amount of Shares that may be issued pursuant to Subsequent Awards, (1) forfeited Options and SARs shall be counted as one Share per each Share covered and Awards other than Options and SARs shall be counted as 1.92 Shares per each share covered, and (2) Shares issued pursuant to a Subsequent Award shall count as either one Share (if the Award is an Option or SAR) or 1.92 Shares (in the case of an Award other than an Option or SAR). In the event that withholding tax liabilities arising from an Award other than an Option or SAR are satisfied by the withholding of Shares by the Company, then the Shares so withheld shall again be available for Awards under the Plan and shall count as 1.92 Shares for each Share so withheld. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for issuance or transfer under this Paragraph 5(b): (i) Shares tendered by the Participant in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, (iii) Shares subject to a SAR (that is, each SAR that is exercised shall reduce the number of Shares available by one Share), and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(c) In the event that a company acquired by the Company or any Majority-Owned Related Company or with which the Company or any Majority-Owned Related Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of common) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance or transfer under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or directors prior to such acquisition or combination.

6.	Options.

(a) Grant. Options may be granted hereunder to Participants either alone or in addition to other Awards. Any Option shall be subject to the terms and conditions of the Plan and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

(b) Option Price. The option price per each Share shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an ISO granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company, the option price per Share shall be no less than 110% of the Fair Market Value of one Share on the date of grant.

(c) Duration of Options. The duration of Options shall be determined by the Committee, but in no event shall the duration exceed ten years from the date of its grant; provided, however, that the term of the Option shall not exceed five years from the date the Option is granted in the case of an ISO granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an ISO, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Participants due to the “black-out period” pursuant to Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(d) ISOs. With respect to each grant of an Option to an employee of the Company or any Company subsidiary, the Committee shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. Each written instrument evidencing an ISO shall contain all terms and conditions required by Section 422 of the Code. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO. The Employee to whom an ISO is granted must be eligible to receive an ISO pursuant to Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of ISOs under the Plan, the maximum aggregate number of Shares that may be issued pursuant to ISOs granted under the Plan shall be 29,850,000 Shares, subject to adjustment as provided in Paragraph 13. The aggregate Fair Market Value (determined in each instance on the date on which an ISO is granted) of the Common Stock with respect to which ISOs are first exercisable by any employee in any calendar year shall not exceed $100,000 for such employee. If any Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such ISOs are granted and the times at which such ISOs will first become exercisable shall be taken into account in determining the maximum amount of ISOs that may be granted to the employee under this Plan in any calendar year.

(e) Exercise of Options. The Award Agreement shall specify when Options vest and become exercisable. An Option may not be exercised in a manner that will result in fractional Shares being issued.

i. Vested Options granted under the Plan shall be exercised by the Participant (or by a legal representative, to the extent provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

ii. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made: in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value; through any other method specified in an Award Agreement (including same-day sales through a broker); or any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.

7.	Stock Appreciation Rights.

(a) Grant. The Committee may grant SARs in tandem with all or part of any Award (including Options) or at any subsequent time during the term of such Award, or without regard to any other Award, in each case upon such terms and conditions as the Committee may establish.

(b) Grant Price and Duration. A SAR shall have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a SAR granted in tandem with the Option (subject to the requirements of Section 409A), and subject to adjustments provided in Paragraph 13. A SAR shall have a term not greater than ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(c) Exercise. An Award Agreement covering a SAR shall provide when the SAR vests and becomes exercisable. Upon the exercise of a SAR, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the SAR. Unless otherwise provided in the Award Agreement, the Committee shall determine in its sole discretion whether payment shall be made in cash or Shares, or any combination thereof. Notwithstanding the foregoing, dividends or other distributions that relate to a Restricted Stock or Restricted Stock Unit Award subject to performance based vesting criteria will be subject to the same performance criteria as the underlying Award.

8.	Awards of Restricted Stock and Restricted Stock Units.

(a) Grants. Awards of Restricted Stock and/or Restricted Stock Units may be granted to Participants either alone or in addition to other Awards (a “Restricted Stock Award” or “Restricted Stock Unit Award,” respectively). Restricted Stock Units are Awards denominated in units of Common Stock under which settlement is subject to such vesting conditions and other terms and conditions as the Committee deems appropriate. Each Restricted Stock Unit shall be equal to one share of Common Stock and shall, subject to satisfaction of any vesting and/or other terms and conditions, entitle a recipient to the issuance of one share of Common Stock (or such equivalent value in cash) in settlement of the Award.

(b) Conditions and Restrictions. Restricted Stock Awards and Restricted Stock Unit Awards may be subject to time-based and/or performance-based vesting conditions. In the case of performance-based Awards, the performance goals to be achieved for each performance period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Paragraph 10(b) or such other criteria as determined by the Committee in its discretion. In order to enforce the restrictions imposed upon Restricted Stock Awards, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such Restricted Stock Awards shall remain in the physical custody of an escrow holder until any or all of the conditions and restrictions imposed pursuant to the Plan expire or shall have been removed.

(c) Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares, except as otherwise provided in this Paragraph. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Participant have voting rights with respect to such Award.

(d) Minimum Vesting Period. Restricted Stock Awards and Restricted Stock Unit Awards shall have a vesting period of not less than (i) three years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Majority-Owned Related Company and (ii) one year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, Disability or Retirement of the Participant or a Change in Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 5% of the number of Shares available for Awards on the effective date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the minimum vesting period requirements in the prior sentence and the limitations imposed under Section 162(m) (in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply therewith), except as otherwise determined by the Committee to be appropriate under the circumstances.

(e) Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate(s), which certificate(s) shall be held by the Company. Such book entry registration, or certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

9.	Incentive Bonus Awards.

(a) Grants. Awards of Incentive Bonuses may be granted hereunder to Participants either alone or in addition to other Awards. Incentive Bonuses payable hereunder may be pursuant to one or more subplans or programs.

(b) Payment. Each Incentive Bonus will confer upon the Participant the opportunity to earn a future cash payment the amount of which shall be based on the achievement of one or more objectively-determined performance goals or criteria established for a performance period determined by the Committee.

(c) Performance Goals. The Committee shall establish the performance goals or criteria on which each Incentive Bonus shall be based. The Committee shall also affirmatively determine at the end of each performance period the level of achievement of any such performance goals or criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify to what extent an Incentive Bonus is intended to satisfy the requirements for “performance-based compensation” under Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Paragraph 10(b)) selected by the Committee and specified upon or prior to the grant of the Incentive Bonus.

10.	Qualifying Performance-Based Compensation.

(a) General. The Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m), provided that, other than with respect to Options or SARs, the performance criteria for an Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. In the case of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m), the Committee shall establish the performance criteria with respect to such Award not later than ninety (90) days after the commencement of the period of service to which the performance criteria relate (or, in the case of performance periods of less than one year, not later than the date upon which 25% of the performance period elapses), provided that the outcome of the performance criteria is substantially uncertain at such time. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting.

(b) Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, or to a business unit or group of business units, or Related Company, measured either annually, at a point in time during a performance period, or as an average of values determined at various points of time during a performance period, or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ (or period’s) results or to a designated comparison group, or as a change in values during or between performance periods, in each case as specified by the Committee: (i) revenues; (ii) earnings from operations, earnings before or after income taxes, earnings before or after interest, depreciation, amortization, or earnings before extraordinary or special items, earnings before income taxes and any provision for Incentive Bonuses; (iii) net earnings or net earnings per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on beginning, ending or average equity; (v) cash flow, cash flow from operations, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance, net cash or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. To the extent consistent with Section 162(m), the Committee (A) may appropriately adjust any measurement of performance under a

Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any measurement of performance under a Qualifying Performance Criteria to exclude the effects of any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) changes in tax law or other such laws or provisions affecting reported results, (4) reorganization and restructuring programs and (5) payments made or due under this Plan or any other compensation arrangement maintained by the Company.

(c) Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Paragraph as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m).

(d) Limitations on Grants to Individual Participants. In no event may Awards that are denominated in shares and that are intended to be “performance-based compensation” under Section 162(m) be granted or awarded to any Employee covering more than 1,000,000 shares in the aggregate (taking into account all such share-based Awards) in any one calendar year, subject to the adjustment provisions of Paragraph 13 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m). During any calendar year no Participant may be granted Performance Awards that are intended to comply with the performance-based exception under Section 162(m) and are denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Paragraph.

11.	Termination of Employment and Change in Control.

Schedule A and Schedule B, attached hereto, establish the effects of a Participant’s termination of employment, other changes of employment or employer status, and a Change in Control, with respect to outstanding Options, SARs, Restricted Stock, and Restricted Stock Units, and such Schedules are hereby incorporated by reference. The Committee may approve Awards containing terms and conditions different from, or in addition to, those set forth in Schedule A and Schedule B. The effects of a termination of employment and/or a Change in Control with respect to Incentive Bonuses shall be set forth in the applicable Award Agreement. In the case of leaves of absence, Employees will not be deemed to have terminated employment unless the Committee, in its sole discretion, determines otherwise.

12.	Transferability of Awards.

Except as otherwise provided by the Committee:

(a) Awards shall not be transferable other than by will or by the laws of descent and distribution. The rights of a Participant under this Plan shall not be assignable or transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

(b) During the lifetime of a Participant, an Option shall be exercisable only by the recipient of such Option, or by his/her legal representative.

13.	Adjustments.

In the event of any merger, reorganization, consolidation, combination of shares or spin-offs, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the Shares or the value thereof or otherwise, the Committee or the Board of Directors shall make such adjustment and other substitutions, if any, as it may deem equitable and appropriate, including such adjustments in the number, class and kind of securities that may be delivered under the Plan, the number of Shares subject to any outstanding Award and the Option or exercise price, if any, thereof. Any such adjustment may provide for the elimination of any fractional Shares that might otherwise become subject to any Award without payment therefore.

14.	Amendments and Modifications of the Plan.

The Board of Directors may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board of Directors may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the 1934 Act; and further provided that the Board of Directors may not, without the approval of the Company’s shareholders to the extent required by such applicable law, amend the Plan to: (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Paragraph 13); (b) expand the types of awards available under the Plan; (c) materially expand the class of persons eligible to participate in the Plan; (d) amend the Plan to eliminate the requirements relating to minimum exercise price, minimum grant price and shareholder approval; (e) increase the maximum permissible term of any Option or the maximum permissible term of SAR; or (f) increase any of the limitations in Paragraph 10(d). The Board of Directors may not (except pursuant to Paragraph 13 or in connection with a Change in Control), without the approval of the Company’s shareholders, cancel an Option or SAR in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or take any action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a SAR or the exchange of an Option or SAR for another Award. In addition,except as expressly authorized under the Plan, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

15.	Tax Withholding.

The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a legal representative thereof as provided in an Award Agreement) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award; (b) the exercise of an Option or SAR; (c) the delivery of Shares or cash; (d) the lapse of any restrictions in connection with any Award; or (e) any other event occurring pursuant to the Plan. The Company or any Majority-Owned Related Company shall have the right to withhold from wages or other amounts otherwise payable to a Participant (or a legal representative thereof as provided in an Award Agreement) such withholding taxes as may be required by law, or to otherwise require the Participant (or legal representative) to pay such withholding taxes. The Company may, at its discretion, delay the delivery of Shares or cash otherwise deliverable to a Participant in connection with the settlement of an Award until such time arrangements have been made to ensure the remittance of all taxes due from the Participant in connection with the Award. If the Participant (or legal representative) shall fail to make such tax payments as are required, the Company or its Majority-Owned Related Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (or legal representative) or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants (or legal representative) to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required tax withholding rate for the Participant) or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

16.	Right of Discharge Reserved; Claims to Awards.

Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Related Company or affect any right that the Company or any Related Company may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. In the event of a Participant’s termination of employment with the Company or Related Company, neither the Company nor any Related Company shall be liable for the loss of existing or potential profit from any Award held by a Participant immediately preceding the Participant’s termination. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

17.	Stop Transfer Orders.

All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the United States Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

18.	Severability.

The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

19.	Construction.

As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

20.	Unfunded Status of the Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

21.	Non-U.S. Employees.

The Committee may determine, in its sole discretion, whether it is desirable or feasible under local law, custom or practice to grant Awards to Participants in countries other than the United States. In order to facilitate any such grants, the Committee may provide for such modifications and additional terms and conditions (“special terms”) in the grant and Award Agreements to Participants who are employed outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary, appropriate or desirable to accommodate differences in, or otherwise comply with, local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub- plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for purposes of implementing any special terms or facilitating the grant, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board of Directors.

22.	Governing Law.

The Plan shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law rules.

23.	Effective Date of the Plan; Termination of the Plan.

The Plan shall become effective upon its approval by the Board of Directors and a majority of the shares present at a duly called meeting of the shareholders of the Company held within twelve months of approval by the Board of Directors. However, Awards may be granted at any time following the approval of the Plan by the Board of Directors, but no Shares may be issued pursuant to any Awards until the Plan has been approved by the shareholders, and all listing requirements of all securities exchanges on which the Common Stock is listed have been satisfied. Awards may be granted under the Plan at any time and from time to time on or prior to November 15, 2022, the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an ISO be granted more than ten years after the earlier of (a) the date of the adoption of the Plan by the Board of Directors or (b) the effective date of the Plan as provided in the first sentence of this Paragraph. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired. For the avoidance of doubt, if the Plan is not approved by shareholders at the 2013 Annual Meeting, then the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as in effect immediately prior to the adoption of this restated version on November 15, 2012, shall continue to exist and operate according to all of the terms and conditions of such prior version.

24.	Section 409A.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.

SCHEDULE A

to the

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan, as Amended and Restated

Treatment of Options and SARs

Event	Impact on Vesting	Impact on Exercise Period
Employment terminates due to Retirement	Unvested Options and SARs are forfeited	Expiration date provided in the Award Agreement continues to apply

Employment terminates due to Disability or death	All Options and SARs become immediately vested	Expiration date provided in the Award Agreement continues to apply

Employment terminates in a Qualifying Termination within two years following a Change in Control	All Options and SARs become immediately vested	Expire on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) two years from the date of termination

Employment terminates for reasons other than a Change in Control, Disability, Retirement, or death (for purposes of this section, the receipt of severance pay or similar compensation by the Award recipient does not extend his or her termination date)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) three months from the date of termination

Participant is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) three months from the date of termination

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) three months from the date of termination

Employment transferred to a Related Company	Vesting continues after transfer	Expiration date provided in the Award Agreement continues to apply

Death after termination of employment but before Option/SAR has expired	Not applicable	Right of executor or administrator
of estate (or other transferee
permitted under Plan or Award
Agreement) terminates on the
earlier to occur of (1) the expiration
date provided in the Award
Agreement, or (2) the expiration
date that applied immediately prior
to the death

A Change in Control occurs and Options and/or SARs are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	All Options and SARs become immediately vested	Expires on the date of the Change in Control; provided that the Employee is given at least 15 days’ notice of such termination and the opportunity to exercise outstanding Options during such notice period.

SCHEDULE B

to the

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan, as Amended and Restated

Treatment of Restricted Stock and Restricted Stock Units

Event	Impact of Event
Employee’s employment terminates due to Retirement	Unvested Restricted Stock and Restricted Stock Units are forfeited upon Retirement

Employee’s employment terminates due to Disability or death	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall remain outstanding and continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period

Employment terminates in a Qualifying Termination within two years following a Change in Control	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested. Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the applicable Qualifying Termination.

Employee’s employment terminates for reasons other than a Change in Control, Disability, Retirement or death (for purposes of this section, the receipt of severance pay or similar compensation by the Employee does not extend his or her termination date)	Unvested Restricted Stock and Restricted Stock Units are forfeited

Employee is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan effective as of the date the Company’s investment in the Related Company falls below 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan effective as of the date the Employee becomes an employee of the entity in which the Company’s ownership interest is less than 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited

Employment transferred to a Related Company	The restrictions on unvested Restricted Stock shall continue to lapse and Restricted Stock Units continue to vest after the transfer, subject to the Company’s actual performance with respect to any applicable performance-based vesting criteria

A Change in Control occurs and Restricted Stock and/or Restricted Stock Units are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the applicable Change in Control.

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JACOBS ENGINEERING GROUP INC.

This is the Amended and Restated Certificate of Incorporation of JACOBS ENGINEERING GROUP INC., formerly named JEC ACQUISITION CO. The original Certificate of Incorporation was filed with the Delaware Secretary of State on January 8, 1987. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the General Corporation Law of Delaware §§ 242 and 245.

1.	The name of the Corporation is JACOBS ENGINEERING GROUP INC.

2.	The name and address of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The name and mailing address of the incorporator of the Corporation is as follows:

Name: Joseph J. Jacobs

Mailing Address: 251 South Lake Avenue, Pasadena, CA 91101

5.	(a) The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total amount of authorized capital stock of the Corporation is 241,000,000 shares, divided into 240,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

(b) The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restriction of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

(1)	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(2)	the voting powers, if any, and whether such voting powers are full or limited, in any such series;

(3)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(4)	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate, or method of determining the dividend rate, of such series, and the dates and preferences of dividends on such series;

(5)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(6)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;

(7)	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

(8)	the provisions, if any, of a sinking fund applicable to such series; and

(9)	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).

(c) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for this purpose as one class.

(d) Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law,

(i)	dividends may be declared and paid or set apart from payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(ii)	the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(iii)	upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

(e) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

7.	Bylaws shall not be made, repealed, altered, amended or rescinded by the shareholders of the Corporation except by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article 7 as one class.

8.	The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors nor more than twenty-one directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At the 2015 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 annual meeting of shareholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; at the 2016 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2017 annual meeting of shareholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; and at each annual meeting of shareholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the remaining term as that of his or her predecessor, unless such remaining term is less than 30 days, in which case such director shall stand for election at the following year’s annual meeting. Any director elected to fill a vacancy resulting from an increase in the number of directors sentence shall stand for election at the annual meeting immediately following such director’s election by the Board of Directors, unless the appointment occurred less than 30 days prior to such meeting, in which case such director shall stand for election at the following year’s annual meeting. Any director elected to fill a vacancy shall hold office until his successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (1) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (2) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (3) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class; pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class, pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

Subject to the special right, if any, of the holders of any series of Preferred Stock or any other class of series of stock to elect directors, (1) prior to the time at which the Board of Directors ceases to be classified pursuant to this Article 8, directors may be removed only for cause, and (2) from and after the time at which the Board of Directors ceases to be classified pursuant to this Article 8, any director or the entire Board of Directors may be removed with or without cause, provided that any removal pursuant to clause (1) or (2) shall require the affirmative vote of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for this purpose as one class.

9.	Subject to any rights granted in a Preferred Stock Designation to any series of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation must be effected at an annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing of such shareholders.

10.	No vote at any meeting of shareholders need be by written ballot unless the Board of Directors, in its discretion, or the officer of the Corporation presiding at the meeting, in his discretion, specifically directs the use of a written ballot.

11.	Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings or by the Chairman of the Board of Directors, but such special meetings may not be called by any other person or persons; provided, however, that, if and to the extent that any special meeting of the shareholders may be called by any other person or persons specified in any provisions of any certificate filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

12.	Meetings of shareholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or the Bylaws of the Corporation.

13.	Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

14.	To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this Article 14 shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article 14 shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article 14 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article 14.

15.

The Corporation shall indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law, a contract to which the Corporation is a party or a bylaw of the Corporation.

16.	No contract or other transaction between the Corporation or any other person, firm or corporation and no other act of the Corporation shall, in the absence of fraud, in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other person, firm or corporation. Any director of the Corporation individually or any firm or corporation of which any director may be an officer, director or shareholder, partner or owner, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or such firm or corporation is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken. Any director of the Corporation who is also an officer, director or shareholder, partner or owner of such other person, firm or corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such officer, director or shareholder, partner or owner of such other person, firm or corporation or not so interested. Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation. Any contract, transaction or act of the Corporation or of the directors that is ratified by a majority of a quorum of the shareholders of the Corporation at any annual meeting, or at any special meeting called for such purpose, shall, insofar as permitted by law or by the Certificate of Incorporation of the Corporation, be as valid and as a binding as though ratified by every shareholder of the Corporation; provided, however, that any failure of the shareholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees of its or their right to proceed with such contract, transaction or act.

17.	Notwithstanding any other vote that may be required under applicable law, and in addition thereto, the affirmative vote of holders of not less than two-thirds of the total voting power of all outstanding securities entitled to vote in the ordinary election of directors of the Corporation voting together as a single class, shall be required:

(a) To adopt any agreement for, or to approve, the merger or consolidation of this Corporation with or into any other corporation except for mergers for which no shareholder vote is required under Section 253 of the Delaware General Corporation Law or any successor section;

(b) To authorize any sale, lease, transfer, exchange, mortgage, pledge or other disposition to any other corporation, person or entity of all or substantially all of the assets of this Corporation;

(c) To authorize the issuance or transfer by this Corporation of any voting securities of this Corporation in exchange or payment for the securities or assets of any other corporation, person or entity if such authorization is otherwise required by law or by any agreement between this Corporation and any national securities exchange or by any other agreement to which this Corporation is a party; or

(d) To adopt a plan or proposal for the liquidation or dissolution of this Corporation.

18.	Notwithstanding anything to the contrary in this Certificate of Incorporation, the provisions set forth in this Article 18 and in Articles 6, 8, 9, 11, 14, 15 and 17 may not be repealed, amended or otherwise modified directly or indirectly in any respect (whether by amendment of this Certificate of Incorporation or the Bylaws of the Corporation or otherwise) and the provisions of Article 7 may not be repealed, amended or otherwise modified directly or indirectly (whether by amendment of this Certificate of Incorporation or the Bylaws of the Corporation or otherwise) in any respect that would reduce or diminish in any manner any requirement set forth in such Articles for shareholder or director approval of any matter described therein; provided, however, that any of the foregoing Articles may be repealed or amended in any respect if such repeal or amendment is approved by such vote as may be required under applicable law and in addition thereto by the affirmative vote of the holders, voting together as a single class, of not less than two-thirds (2/3) of the total voting power of all outstanding securities that are entitled to vote in the ordinary election of directors of the Corporation.

19.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 6, 7, 8, 9, 11, 14, 15 and 17 may not be repealed or amended in any respect unless such repeal or amendment is in conformity with Article 18 of this Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by Michael S. Udovic, its Vice President and Secretary, as of the             th day of January, 2014.

JACOBS ENGINEERING GROUP INC.

By:

Name: Michael S. Udovic

Title: Vice President and Secretary

JACOBS® ENGINEERING GROUP INC. 155 NORTH LAKE AVENUE PASADENA, CA 91101 There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time (GMT-5) on Wednesday, January 22, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time (GMT-5) on Wednesday, January 22, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M64024-P44415 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY Jacobs engineering group inc. The board of directors recommends a vote for each nominee for director, and for proposals 2, 3, 4, and 5. Election of directors Nominees: For Against Abstain 1a. Juan Jose Suarez Coppel 1b. John F. Coyne 1c. Linda Fayne Levinson 1d. Crag L. Martin 1e. Christopher M.T. Thompson To approve the amendment to and restatement of the 1999 Stock Incentive Plan. for Against Abstain To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm. To approve, by non-binding vote, the company’s executive compensation. To approve an amendment to the company’s Amended and Restated Certificate of incorporation to declassify the Board of directors. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND FOR PROPOSALS 2, 3, 4, AND 5. Please sign as your name(s) appear(s) on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc, should include title and authority. Corporations should provide full name of corporation and of authorized officer signing the proxy. Signature [please sign within box] Date Signature [Joint Owners] Date

JACOBS ENGINEERING GROUP INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, January 23, 2014 12:00 PM 155 North Lake Avenue Pasadena, California 91101 U.S.A. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2013 Annual Report are available at http://materials.proxyvote.com/469814 M64025-P44415 JACOBS® Jacobs Engineering Group Inc. 155 North Lake Avenue Pasadena, California 91101 U.S.A. proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 23, 2014. The shares of stock held in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, “FOR” Proposals 2, 3, 4, and 5, and in the discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof. By signing the proxy, you revoke all prior proxies and appoint Craig L. Martin and John W. Prosser, Jr., and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments. If you vote by Phone or Internet, please do not mail your Proxy Card. See reverse for voting instructions